Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

AMONG

URSA RESOURCES GROUP LLC

AS SELLER,

AND

KODIAK OIL & GAS (USA) INC.

AS BUYER,

AND

KODIAK OIL & GAS CORP.

AS PARENT

DATED MAY 20, 2011

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List of Appendices and Exhibits

Appendix I – Allocation of Purchase Price

Appendix II – Disclosure Schedule

Exhibit A – The Leases

Exhibit B-1 – The Wells

Exhibit B-2 – Undeveloped Leases

Exhibit C – The Equipment

Exhibit D – The Surface Rights

Exhibit E – Material Agreements

Exhibit F – Permits

Exhibit G – The Assignment

Exhibit H – Certificate of Non-Foreign Status

Exhibit I – Transition Services Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), executed on May 20, 2011, and effective as of the Effective Date, is among URSA RESOURCES GROUP LLC, a Delaware limited liability company (“Seller”), and KODIAK OIL & GAS (USA) INC., a Colorado corporation (“Buyer”) and KODIAK OIL & GAS CORP., a Yukon Territory corporation (“Parent”).  Seller, Buyer and Parent may be referred to herein, individually, as a “Party,” and, collectively, as the “Parties.”

Recitals

WHEREAS, Seller owns the Properties (as defined herein), which are comprised of certain properties located in McKenzie County, North Dakota;

WHEREAS, Buyer desires to purchase and Seller desires to sell all of Seller’s right, title and interest in and to the Properties pursuant to the terms and conditions of this Agreement; and

WHEREAS, as consideration in part for the sale of the Properties to Buyer, Parent hereby agrees to issue to Seller shares of common stock, no par value, of Parent (the “Parent Common Stock”) pursuant to the terms and conditions of this Agreement.

Agreement

In consideration of the mutual agreements contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, Parent and Seller agree as follows:

1.             Purchase and Sale.

(a)           Properties.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey and transfer to Buyer, and Buyer agrees to purchase, acquire and assume from Seller, at the Closing (as hereinafter defined below), but effective as of the Effective Date, all of Seller’s right, title and interest in and to the following, excluding the Excluded Properties (collectively, the “Properties”):

(i)            The undivided interests in, to and under the leasehold estates created by the oil and gas leases described in Exhibit A hereto (the “Leases”) and the lands covered thereby (“Land(s)”).  Except for the Excluded Properties, the Leases and the Land are intended to include all of Seller’s right, title and interest in and to the Leases including all of Seller’s right, title and interest in and to the oil, gas and other hydrocarbons in, on or under or that may be produced from the Leases and the Land from and after the Effective Date, and all of Seller’s right, title and interest in and to the royalty, leasehold, working, operating, carried, net revenue, net profit, reversionary and any other rights and interests of a similar nature, together with all other rights and interests arising by operation of law or otherwise in connection with the pooling, unitization or communitization of any of the Leases or any portion of the Land.

(ii)           The oil and gas production, injection, pressure maintenance and salt water disposal wells, if any, located on the Land as of the Effective Date, whether producing or non-producing, including those described in Exhibit B hereto (collectively, the “Wells”, and, together with the Leases and the Lands, the “Oil and Gas Properties”).

(iii)          The equipment, personal property, facilities, improvements, structures and fixtures located on the Land, or used or held for use primarily in connection with the Leases or the Wells, for the production, gathering, treatment, compression, transportation, processing, sale or disposal of hydrocarbons or water produced from the Wells, including all wells, well-bores, casing, tubing, wellheads, gauges, valves, rods, tanks, pumps, pads, pits, cellars, sumps, separators, treaters, compressors, pipelines and other improvements, including those described in Exhibit C hereto (collectively, the “Equipment”).

(iv)          The oil, gas, condensate and other hydrocarbon production produced from the Land covered by the Leases, or attributable thereto, or to lands pooled or unitized therewith, together with all proceeds from and rights relating to such production from and after the Effective Date, and all hydrocarbons inventories in storage on the Effective Date (the “Production”); provided that Buyer’s rights with respect to the Production attributable to the Adjustment Period shall be satisfied solely by an adjustment to the Initial Purchase Price pursuant to Section 3(d).

(v)           Without limiting the terms of Article 4 and Section 16(b), the production, transportation, plant and other imbalances and overlifts of Seller as of the Closing Date that are offset against the Purchase Price pursuant to Section 3(d)(v) (“Closing Date Imbalances”), as well as any such imbalances or overlifts attributable to periods of time after the Closing Date.

(vi)          The easements, rights-of-way, permits, licenses, servitudes, access agreements, surface use agreements or other similar interests affecting or relating to the Leases, the Lands or the Wells including those described in Exhibit D hereto (collectively, the “Surface Rights”).

(vii)         The following, to the extent in effect on the Closing Date: agreements, contracts, options, leases, franchises and other documents related to the ownership or operation of, or affecting, the Leases, the Land, the Wells, the Production, the Surface Rights and the Equipment including all agreements relating to operations, unitization, pooling, communitization, exploration, farm-out, participation, areas of mutual interest, joint ventures, gathering, disposal of substances, processing, transportation, product purchase, sale and exchange, options to purchase, rights of first refusal or calls on the substances produced from or attributed to the Properties, tax partnerships, lease or title retention, security interests affecting any of the Properties, any agreement with an Affiliate of Seller and the agreements set forth on Schedule 1(c)(vii), including those described in Exhibit E hereto (collectively, the “Contracts”).

(viii)        The licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents and applications from Governmental Authorities related to the ownership or operation of, or affecting the Leases, the Wells, the Production, the Surface Rights and the Equipment, including those described in Exhibit F hereto (collectively, the “Permits”).

(ix)           All funds, monies, proceeds, income, revenues, credits, receipts and benefits (and any advances or prepayments) attributable to the Properties, or the operation thereof, from and after the Effective Date, to the extent not reflected in an adjustment to the Purchase Price pursuant to Section 3(d).

(x)            Copies of Seller’s files and records related to the Leases, the Land, the Wells, the Equipment, the Production, the Surface Rights, the Contracts and Permits (collectively, the “Records”) including: (A) title abstracts, reports, memos, opinions and policies, leases, assignments, deeds, agreements, contracts, rights-of-way, surveys, maps, plats, and related correspondence; (B) well files, logs and operations data, maintenance records, and geophysical, seismic, geological, engineering, exploration, production and other technical data; (C) joint interest billing, lease operating expense, division of interest, and accounting records (excluding Seller’s state and federal income tax information); (D) severance, production and similar taxes and assessments attributable to the Properties (“Production Taxes”) and ad valorem property taxes and assessments attributable to the Properties (“Property Taxes”); but specifically excluding the records and files related to the Excluded Properties described in Section 1(b) below.

(xi)           All Claims for any refund of or loss carry forwards with respect to Production Taxes for any period from and after the Effective Date.

(xii)          All Claims in favor of Seller: (A) arising from acts, omissions or events, or damage to or destruction of the Properties occurring from and after the Effective Date, subject to Section 9 below; and (B) arising under or with respect to any of the Leases and the Contracts attributable to periods of time from and after the Effective Date (including audit rights, and claims for overpayments, adjustments, credits or refunds).

(b)           Excluded Properties.  Notwithstanding anything to the contrary, the following rights and interests (collectively, the “Excluded Properties”) are not included in the definition of the Properties, and Seller hereby expressly reserves, excepts and retains unto Seller all of Seller’s right, title and interest in and to the following:

(i)            The production attributable to the Properties prior to the Effective Date, and the production (including imbalances) attributable to the Withdrawn Properties before or after the Effective Date, together with all proceeds from and rights relating to such production.

(ii)           All funds, monies, proceeds, income, revenues, credits, receipts and benefits (and any security, deposits, bonds, advances or prepayments):

(A) attributable to the Properties, or the operation thereof, prior to the Effective Date; or (B) attributable to the Withdrawn Properties before or after the Effective Date.

(iii)          All Claims for any refund of or loss carry forwards with respect to: (A) Production Taxes or Property Taxes for any period prior to the Effective Date; (B) Seller’s income, occupational or franchise taxes; and (C) any taxes attributable to the Withdrawn Properties.

(iv)          All Claims in favor of Seller: (A) arising from acts, omissions or events, or damage to or destruction of the Properties occurring prior to the Effective Date, subject to Section 9 below; (B) arising under or with respect to any of the Properties attributable to periods of time prior to the Effective Date (including audit rights, and claims for overpayments, adjustments, credits or refunds); or (C) with respect to any of the Withdrawn Properties.

(v)           Subject to Section 9, all Claims in favor of Seller for all periods prior to the Effective Date: (A) under any policy or agreement of insurance, indemnity, surety, guaranty or bond; or (B) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property.

(vi)          All computers, monitors, printers, plotters, peripherals and software, and all radio and telephone equipment.

(vii)         All personal property, furniture, fixtures and equipment located in Seller’s offices, except for the Records and Equipment described in Sections 1(a)(iii) and 1(a)(x), and all of Seller’s interests in office leases and office buildings.

(viii)        All intellectual property, patents, copyrights, and trade secrets, names, marks and logos, and all software.

(ix)           Except to the extent that any such items constitute a Property, (A) corporate, legal, financial, accounting and tax records that relate to Seller’s business generally; (B) data, software and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Third Person, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable; (C) all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions relating to the Leases, and Contracts); and (D) data and records relating to the sale of the Properties, including communications with the advisors or representatives of Seller or any of its Affiliates.

(x)            Data and records relating to other Excluded Properties and properties not expressly included in this Agreement.

(xi)           Originals of the Records.

(xii)          Subject to Sections 7(f), 8(f) and 9(d) and Article 10, the Withdrawn Properties.

(xiii)         The limited liability company interests of Seller.

(xiv)        The rights which accrue or will accrue to Seller under this Agreement and the Transition Services Agreement between Buyer and Seller to be dated as of the Closing Date hereof.

(xv)         The leased equipment and other leased personal property set forth on Schedule 1(b)(xv) that is not freely transferrable without payment of a fee or other consideration; provided, however, that any such property shall not be an Excluded Property if Buyer agrees in writing to pay the applicable fee or consideration.

(xvi)        Other than any item that constitutes a Property (except the contracts shown on Schedule 1(b)(xvi) of the Disclosure Schedule, all (A) master service agreements, procurement agreements, engineering and procurement contracts, or similar service contracts and any work orders thereunder or relating thereto; and (B) drilling contracts and agreements, rig contracts, rig share agreements, and any other agreements pursuant to which a Third Person undertakes to drill, service, workover, complete, connect, or perform any other work or services with respect to an Oil and Gas Property, excluding the Rig Contract.

(c)           Assumed Obligations.  Upon the Closing, Buyer shall assume and be responsible for, and hereby agrees to fulfill, perform, pay, and discharge, as and when due, all of the following, whether known or unknown (the “Assumed Obligations”):

(i)            any obligations, duties and liabilities accruing or arising out of, or relating to, the Properties that are attributable to periods from and after the Effective Date, and obligations that are the responsibility of Buyer under Section 3(d);

(ii)           without limiting the terms of Article 4 and Section 16(b), the Closing Date Imbalances, as well as any such imbalances or overlifts attributable to periods of time after the Closing Date;

(iii)          without limiting the terms of Article 4 and Section 16(b), royalty, overriding royalty and other burdens payable to Third Parties out of production of hydrocarbons from or attributable to the Oil and Gas Properties but held in suspense by Seller at the Closing and either transferred to Buyer’s control or deducted from the Purchase Price as an adjustment pursuant to Section 3(d)(iv) (the “Suspense Amount”), as well as any such amounts that are attributable to periods after the Closing;

(iv)          without limiting the terms of Article 4, Article 8 and Section 16(b), obligations for plugging and abandonment of all of the Wells and dismantlement, decommissioning or abandonment of all structures and Equipment included in the Properties or located on the Lands (whether or not the applicable Leases, or other interests in the Lands have terminated or expired) and restoration of the surface of the Lands in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Date, and whether or not the applicable Lease has terminated or expired), including any obligations to assess, remediate, remove, and dispose of NORM, asbestos, mercury, drilling fluids, chemicals, and produced waters and hydrocarbons;

(v)           without limiting the terms of Articles 4 and 7 and Section 16(b), and the special warranty of title in the Assignment, all Claims and obligations arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Date;

(vi)          without limiting the rights of the Parties under Articles 4 and 8, and Section 16(b), Claims and obligations arising from, or relating to, the environmental condition of the Properties, environmental defects, breaches of Environmental Law, obligations to remediate or restore any Property pursuant to applicable Law or Contract, or other such matters, whether arising or relating to periods of time before, on, or after the Effective Date; and

(vii)         the executory obligations that arise under the agreements set forth on Schedule 1(c)(vii) pursuant to which Seller or its Affiliates purchased the Properties prior to the Closing.

(d)           Excluded Obligations.  Upon the Closing, Buyer shall not assume and shall not be liable for, and Seller shall retain and remain solely liable for, the following obligations, duties and liabilities (collectively, the “Excluded Obligations”):

(i)            any obligations, duties, taxes and liabilities accruing or arising out of, or relating to, the Properties and that are attributable to periods prior to the Effective Date, including all Accounts Payable of Seller to the extent attributable to a period of time prior to the Effective Date and accruing, arising out of or relating to the Properties, except executory liabilities in respect of services performed, or goods received, after the Effective Date under the Contracts that are in existence on the date of this Agreement;

(ii)           any obligations, duties and liabilities of Seller relating to or arising from each of the Excluded Properties;

(iii)          any obligations that are the responsibility of Seller pursuant to Section 3(d);

(iv)          any income, franchise or similar taxes of Seller or any of its Affiliates.

2.             Purchase Price.

The purchase price for the Properties shall consist of:

(a)           2,500,000 shares of Parent Common Stock, subject to equitable adjustment in the event that, prior to the Closing Date, there is any share split, subdivision,

combination, share dividend, extraordinary dividend or reorganization involving shares of Parent Common Stock (the “Parent Consideration Shares”); and

(b)           Cash consideration in an amount equal to $88 million less the Aggregate Stock Consideration Value (the “Cash Consideration”).

The Parent Consideration Shares, together with the Cash Consideration, unadjusted by any price adjustments provided for in this Agreement or agreed to by the Parties, are herein collectively referred to as the “Initial Purchase Price”.  The Initial Purchase Price may be adjusted as expressly provided in this Agreement (the Initial Purchase Price, if and as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the Parties, being herein called the “Purchase Price”).  The Purchase Price shall be paid at the Closing as hereinafter provided.

3.             Effective Date; Allocations; Certain Adjustments.

(a)           Effective Date.  The purchase and sale of the Properties shall be effective as of April 1, 2011 at 7:00 a.m. Eastern Time (the “Effective Date”).

(b)           Purchase Price Allocation.  The Purchase Price shall be allocated among the Properties as set forth in Appendix I, increased or decreased by a share of each adjustment to the Initial Purchase Price provided for under this Agreement.  The share of each adjustment allocated to a particular Property shall be obtained by allocating that adjustment among the various Properties on a pro-rata basis in proportion to the Initial Purchase Price allocated to each such Property on Appendix I.  Seller and Buyer acknowledge and agree that the values allocated among various portions of the Properties as set forth in Appendix I, and as so adjusted (with respect to each item, individually, the “Allocated Value,” and collectively, the “Allocated Values”): (i) are intended solely as a representation of relative values in relation to the overall Purchase Price for the limited purposes of adjusting the Purchase Price pursuant to the Purchase Price adjustment provisions of this Agreement; and (ii) shall be final and binding between Seller and Buyer for such purposes only; and (iii) except as provided in Section 3(c), are not intended as a measure of value for any other purpose, including as a representation or warranty of value.

(c)           Tax Allocations.

(i)            Tax Purchase Price Allocation.  For the purpose of making requisite filings under Section 1060 of Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder, the Parties agree to allocate the Purchase Price, and all obligations assumed by Buyer among the Properties in a manner consistent with the allocation set forth on Appendix I.  The Parties each agree to report the federal, state and local income and other tax consequences of the transactions contemplated hereby, and in particular to report the information required by Section 1060(b) of the Code, to prepare Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with such allocation, and to not take any position inconsistent therewith upon examination of any tax return, in any refund, Claim, in any litigation, investigation or otherwise; provided, however, no Party shall be unreasonably impeded in it its ability and discretion to negotiate, compromise and/or settle any tax audit, claim or similar proceeding.

(ii)           Allocation of Property Taxes.  Seller shall be liable for any Property Taxes assessed for any taxable period ending before the Effective Date (a “Pre-Effective Date Period”).  Buyer shall be liable for any Property Taxes assessed for any taxable period beginning on or after the Effective Date (a “Post-Effective Date Period”).  With respect to any Property Taxes assessed for any taxable period that includes, but does not end or begin on, the Effective Date (a “Straddle Period”), such Property Taxes shall be allocated between Seller and Buyer based on the number of days in such Straddle Period which fall on each side of the Effective Date (with the Effective Date being counted in the period after the Effective Date), and each of Seller and Buyer shall be liable for the portion of such Property Taxes so allocated to it.  If any Property Taxes are due and owing prior to the Closing Date, Seller shall timely pay the amount of such Property Taxes to the appropriate Governmental Authority, and if Buyer is liable for all or any portion of such Property Taxes pursuant to this Section 3(c)(ii), then the Initial Purchase Price shall be adjusted as provided in Section 3(d)(vii). On or prior to the Closing, Seller shall deliver to Buyer copies of the relevant documents in Seller’s possession concerning assessment and collection of Property Taxes.  Any refunds of Property Taxes paid or payable shall be promptly paid as follows (or to the extent payable, but not paid due to offset against other taxes, shall be promptly paid by the Party receiving the benefit of such offset, as follows): (A) to Seller, if attributable to Property Taxes with respect to any Pre-Effective Date Period; (B) to Buyer, if attributable to Property Taxes with respect to any Post-Effective Date Period; and (C) to Seller and Buyer, if attributable to Property Taxes with respect to any Straddle Period (such refund to be allocated among Seller and Buyer in the same proportion as such taxes were allocated between Seller and Buyer pursuant to this Section 3(c)(ii)).

(d)           Purchase Price Adjustments.

(i)            Adjustments for Oil Produced and in Storage.  Appropriate adjustments shall be made between Buyer and Seller so that oil that is stored in tanks located on the Properties for the account of Seller (or located elsewhere but used by Seller to store such oil produced from, or attributable to, the Properties prior to delivery to oil purchasers) as of the Effective Date, shall result in an upward adjustment to the Initial Purchase Price by the value of such oil in accordance with the Contract value thereof, or, if there is no applicable Contract, by an amount equal to, on the basis of the amount of the imbalance, in barrels, multiplied by the front-month NYMEX contract settlement price on the Effective Date.

(ii)           Adjustments for Revenues and Property Costs.  Appropriate adjustments shall be made between Buyer and Seller so that:

(A)          Buyer will bear all Property Costs which are incurred in connection with the development, exploration or operation of the Properties from and after the Effective Date and up to (but excluding) the Closing Date (the “Adjustment Period”), and Buyer will receive all proceeds (net of applicable Production Taxes, royalties, overriding royalties and other burdens payable on or out of production; gathering, processing, transportation, and other such costs that are deducted by an applicable purchaser of production) from sales of oil, gas and/or other minerals which are produced from (or attributable to) the Properties and which are produced during the Adjustment Period;

(B)           Except as provided in subsection (C) below and Sections 6(b) and 14(e), Seller will bear all Property Costs which are incurred in the operation of the Properties before the Effective Date and Seller will receive all proceeds (net of applicable Production Taxes, royalties, overriding royalties and other burdens payable on or out of production, gathering, processing, transportation, and other such costs that are deducted by an applicable purchaser of production) from the sale of oil, gas and/or other minerals which were produced from (or attributable to) the Properties and which were produced before the Effective Date, and other income relating to the Properties and arising from, or relating to, periods of time prior to the Effective Date; and

(C)           Buyer will bear the expenditures set forth on the authorizations for expenditures listed on Schedule 3(d)(ii)(C).

It is agreed that, in making such adjustments:

(1)           Oil which was produced from the Oil and Gas Properties and which was, on the Effective Date, stored in tanks located on the Oil and Gas Properties (or located elsewhere but used by Seller to store oil produced from, or attributable to, the Properties prior to sale to oil purchasers) and above pipeline connections shall be deemed to have been produced after the Effective Date for the purposes of Sections 3(d)(i) and 3(d)(ii);

(2)           Property Taxes shall be borne by Buyer and Seller as provided in Section 3(c)(ii), and if any downward (upward) adjustment is made to the Purchase Price pursuant to Section 3(d)(vii) on account of any Property Taxes for which Seller (Buyer) is liable pursuant to Section 3(c)(ii), then Seller’s (Buyer’s) liability for such Property Taxes shall be considered satisfied to the extent of such adjustment;

(3)           if the amount of Property Taxes for the year in which the Closing occurs, or any prior year, have not been paid or finally determined by the applicable Governmental Authorities at Closing, any adjustments to the Purchase Price pursuant to Section 3(d)(vii) shall be made based on the best information available at Closing, with a true-up between Buyer and Seller promptly after the amount of such Property Taxes is finally determined by such Governmental Authorities;

(4)           casualty losses shall be handled in accordance with Section 9;

(5)           delay rentals, surface use or facility use or sharing fees, and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period falling before, or on or after, the Effective Date.  Production Taxes shall be prorated based on the amount of hydrocarbons actually produced, purchased or sold, as applicable, prior to, and on or after, the Effective Date; and

(6)           no consideration shall be given to the local, state or federal income tax liabilities of any Party.

(iii)          Adjustments for Defects and Withdrawn Properties.  The Initial Purchase Price shall be adjusted pursuant to Sections 6(a)(i), 6(c)(i)(C), 7(d), 8(d) and 9(c) and Article 10.

(iv)          Suspense Accounts.  The Initial Purchase Price shall be decreased by the Suspense Amount, to the extent such funds are not transferred to Buyer’s control at Closing.

(v)           Imbalances.  Buyer’s right or obligation, as the case may be, with respect to Closing Date Imbalances shall be limited to a Purchase Price adjustment, calculated on the following basis: the Initial Purchase Price shall be decreased (for amounts owed by Seller to any Third Person) or increased (for amounts owed by any Third Person), as applicable, (A) in the case of gaseous Hydrocarbons, on the basis of the amount of the imbalance, in MMBtu, multiplied by the front-month NYMEX contract settlement price on the Effective Date; (B) in the case of liquid Hydrocarbons, on the basis of the amount of the imbalance, in barrels, multiplied by the front-month NYMEX contract settlement price on the Effective Date.

(vi)          Prepaid Expenses.  The Initial Purchase Price shall be increased by the net amount of all prepaid expenses (including Production Taxes, lease bonuses, rentals, cash calls to Third Person operators and scheduled payments) less (A) all Third Person cash call payments received by Seller as operator to the extent applying to the operation of the Oil and Gas Properties from and after the Effective Date, or (B) any expenses associated with the Rig Contract.

(vii)         Property Taxes.  The Initial Purchase Price shall be decreased in accordance with Section 3(c)(ii).

All adjustments made pursuant to this Section 3(d) or amounts paid or received pursuant to Section 3(e) shall be without duplication of any other adjustments or amounts made, paid or received, as applicable, under this Agreement.

(e)           Certain Ordinary Course Costs and Revenues.

(i)            Seller is and shall be solely responsible to collect any receivable, refund or other amounts associated with periods prior to the Effective Date.  If Buyer collects any such receivable, refund or other amounts associated with periods prior to the Effective Date, then Buyer shall promptly remit to Seller any such amounts provided that any such amounts remitted pursuant to this Section 3(e)(i) shall be without duplication of any amounts reflected as an adjustment to the Purchase Price pursuant to the terms of this Agreement.  For certainty, Buyer shall have no obligation to collect any receivable, refund or other amounts associated with periods prior to the Effective Date.  From and after Closing, Buyer shall have the sole right to collect any receivable, refund or other amounts associated with the Properties for periods from and after the Effective Date.  If Seller collects any such receivable, refund or other amounts associated with periods from and after the Effective Date, then Seller shall promptly remit payment to Buyer for such amounts provided that any such amounts remitted pursuant to this Section 3(e)(i) shall be without duplication of any amounts reflected as an adjustment to the Purchase Price pursuant to the terms of this Agreement.

(ii)           Seller is and shall be solely responsible for, (and entitled to any refunds, indemnities, and other Claims with respect to) all Property Costs incurred prior to the Effective Date that are paid after the Closing, and Buyer shall be responsible for, (and entitled to any refunds, indemnities, and other Claims with respect to) all Property Costs incurred on or after the Effective Date that are paid by Seller after the Closing (to the extent such amount has not been reflected as an adjustment to the Purchase Price pursuant to Section 6(b) or 14(e)).  If any Party pays any Property Cost which is the responsibility of the other under this Section 3(e)(ii) (and, in the case of Buyer as the paying Party, to the extent such amount has not been reflected as an adjustment to the Purchase Price pursuant to Section 6(b) or 14(e)), the other Party shall reimburse the Party that paid such amount promptly after receipt of the paying Party’s invoice, accompanied by copies of the relevant vendor or other invoice and proof of payment.

(f)            Audit Adjustments.  Seller retains all rights to adjustments resulting from any Property Costs that are the responsibility of Seller pursuant to Section 3(e)(ii).  Any credit received by Buyer pertaining to an audit claim on transactions occurring prior to the Effective Date shall be paid to Seller within thirty (30) days after receipt.  In like manner, Seller shall remain solely liable for, and Buyer does not assume, any obligations due to Third Parties resulting from, any audit claims for Property Costs that are the responsibility of Seller pursuant to Section 3(e)(ii), and if Buyer is required to pay any such audit claim, Seller will reimburse Buyer within thirty (30) days after billing for same.  After Closing, each Party shall be entitled to participate, at such Party’s own expense, in all joint interest audits and other audits of Property Costs for which such Party is responsible or revenues to which such Party is entitled (whether entirely or in part) under the terms of Section 3(d)(ii) or 3(e).

4.             Representations of Seller.  Seller represents to Buyer as follows:

(a)           Organization.  Seller is duly organized and in good standing under the laws of the State of Delaware.  Seller is also qualified to own and operate the Properties with all applicable Governmental Authorities having jurisdiction over the Properties and to conduct its business as it is presently being conducted.

(b)           Authority.  Seller has full power and authority and has taken all requisite company action to authorize it to carry on its business as currently conducted, to enter into this Agreement, and to perform its obligations under this Agreement.

(c)           Enforceability.  This Agreement has been duly executed and delivered by Seller and constitutes (and the other documents provided for herein to be delivered by Seller will,

when executed and delivered, constitute) the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(d)           Liabilities.  Schedule 4(d) provides a complete and accurate description of all Debt that, to Seller’s knowledge, is currently outstanding in respect of the Properties.  Seller is not in default in payment of any Debt relating to or involving any Property with respect to which Seller is an obligor or in default of any covenant, agreement, representation, warranty or other term of any document, instrument or agreement evidencing, securing or otherwise pertaining to any such Debt.  There is no loan or credit agreement, security agreement, mortgage, pledge, or other agreement or instrument that, to Seller’s knowledge, evidences debt of Seller in respect of the Properties in excess of ten thousand dollars ($10,000), nor is there any security interest affecting any of the Properties.

(e)           Outstanding Capital Commitments.  Set forth in Schedule 4(e) of the Disclosure Schedule is a description of all Pending Expenditures.

(f)            Litigation; Compliance with Laws.

(i)            Seller has not received any written notice of any Claims with respect to the Properties, including Claims with respect to any continuing or uncured breach, default or violation involving or relating to any of the Properties or applicable Law. There is no suit, action, hearing or other proceeding before any court or Governmental Authority pending, or to Seller’s knowledge, threatened in writing, relating to or involving any of the Properties (including, without limitation, any actions challenging or pertaining to Seller’s title to any of the Properties), or which affect the execution, delivery, validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with this Agreement, or which affect the validity or enforceability of the transactions contemplated hereby.

(ii)           There are no audits currently being conducted or, to Seller’s knowledge, imminent under any of the joint operating agreements that govern the Properties.

(iii)          Except as disclosed on Schedule 4(f)(iii) of the Disclosure Schedule, to Seller’s knowledge, the Properties are, and Seller’s operation (where applicable) of the Properties has been and currently is, in compliance with the provisions and requirements of any applicable Law.

(iv)          Except as set forth on Schedule 4(f)(iv) of the Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Properties is pending or, to Seller’s knowledge, threatened, including that no condemnation or eminent domain proceedings affecting any of the Properties are pending or, to Seller’s knowledge, threatened by any Governmental Authority.

(g)           No Conflicts; Approvals.  Except as set forth on Schedule 4(g) of the Disclosure Schedule, there are no Preferential Rights or Consents.  The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any of the other documents executed in connection with this Agreement do not and will not (in each case, with or without notice or lapse of time or both):

(i)            result in any default under any agreement or instrument to which Seller is a party or by which the Properties are bound;

(ii)           violate or conflict with, or require the consent of any Person under, result in the acceleration of obligations under, require a waiver, consent or notice under, or create in any Third Person the right to terminate, accelerate, modify or cancel, any provision of Seller’s governing documents;

(iii)          violate any restriction to which Seller is subject; or, to Seller’s knowledge, result in the creation or imposition of any lien, encumbrance or security interest upon the Properties; or

(iv)          to Seller’s knowledge, constitute a violation of any applicable Law or require any consent, authorization or approval under any applicable Law.

(h)           Material Agreements.

(i)            Seller has no Material Agreements other than those identified as Material Agreements on Exhibit E.  Seller has made available to Buyer a true and correct copy of all Material Agreements, including all amendments and modifications thereof.  Except as set forth on Schedule 4(h)(i) of the Disclosure Schedule, Seller is not, and, to Seller’s knowledge, no other party to any of such Material Agreements is, in material default of its obligations thereunder and no event has occurred and no condition exists which, with the giving of notice or the passage of time or both, would constitute any such material breach or material default.  To Seller’s knowledge, each of such Material Agreements, including all amendments and modifications thereof, is a valid and binding obligation of the parties thereto in accordance with its terms and is in full force and effect.

(ii)           Except as set forth on Schedule 4(h)(ii) of the Disclosure Schedule, Seller’s interest in the Properties is not subject to any contract for the sale of the Production attributable to periods after the Effective Date.

(iii)          Except as set forth on Schedule 4(h)(iii) of the Disclosure Schedule, Seller’s interest in the Oil and Gas Properties is not subject to or burdened by any obligation under a take-or-pay, forward sale or similar arrangement (other than royalties, overriding royalties or similar arrangements established in the Leases), to deliver the Production attributable to such interest in the Oil and Gas Properties without receiving payment at the time of or subsequent to delivery, or to deliver the Production in the future for which payment has already been received.  To Seller’s knowledge, no imbalance constitutes all of Seller’s (or its Affiliate’s) share of ultimately recoverable reserves in any balancing area pursuant to any gas balancing agreement.

(i)            Permits.  Seller (or the applicable operator) has obtained, and is in material compliance with the terms of and conditions of, all licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents and applications from the applicable Governmental Authorities that are presently necessary or required for the ownership and operation of the Properties.

(j)            Financial Assurances and Guarantees.  Schedule 4(j) provides a complete and accurate description of all guarantees, letters of credit, letters of comfort, surety bonds, self-bonds, performance bonds, reclamation bonds and other similar financial assurances obtained or issued by Seller or its Affiliates relating to the Properties (the “Bonds”).

(k)           Areas of Mutual Interest.  Except as listed on Schedule 4(k) of the Disclosure Schedule, none of the Oil and Gas Properties are subject to (or have related to them) any area of mutual interest provisions or agreements.

(l)            Plugging Obligations.  To Seller’s knowledge, except for Wells listed on Schedule 4(l) of the Disclosure Schedule, there are no dry holes, or shut in or otherwise inactive Wells, located on the Properties or on lands pooled or unitized therewith, except for Wells that, to Seller’s knowledge, have been properly plugged and abandoned or that Seller is not currently obligated to plug or abandon.

(m)          State of Repair.  To Seller’s knowledge, and except as would not, individually or in the aggregate, have a Material Adverse Effect, all currently-producing wells are in a state of repair so as to be reasonably adequate for normal operations, ordinary wear and tear excepted.

(n)           Imbalances.  Seller’s aggregate obligations with respect to the aggregate gas imbalances related to the Properties do not exceed twenty five thousand dollars ($25,000).

(o)           Lease Provisions; Exhibits.  To the knowledge of Seller, the Leases are in full force and effect and are valid and subsisting.  All rentals, royalties, overriding royalty interests and other payments due under the Leases have been promptly and fully paid to the proper Person or Governmental Authority, except (i) amounts that are being held in suspense as a result of title issues and that do not provide any Third Person a right to cancel any such Lease, (ii) amounts that would not have a material effect on Seller’s ownership or operation of any such Lease and (iii) amounts that are being held in suspense attributable to overriding royalty interests which are subject to pending litigation as disclosed on Schedule 4(f)(iii) of the Disclosure Schedule.  Exhibit A contains a complete list of all oil and gas leases under which Seller holds an interest in McKenzie County, North Dakota, including the expiration dates of the primary terms of the leases.  The information set forth in Exhibits C through F is complete and accurate to the knowledge of Seller.

(p)           Oil and Gas Operations.  All Wells have been drilled and (if completed) completed, operated and produced in compliance with applicable Leases, pooling and unit agreements, permits, licenses and authorizations and applicable Laws.  No Well is subject to penalties on allowables because of any overproduction or any other violation of applicable Laws that would prevent such Well from being entitled to its full legal and regular allowable from and after the Closing Date as prescribed by any Governmental Authority.

(q)           Additional Drilling Obligations.  Except as set forth at Schedule 4(q) of the Disclosure Schedule, Seller has no obligation to drill additional wells or conduct other material development operations, which such obligations arise solely under third-party agreements (and not under the terms of the Leases) in order to earn or continue to hold during the primary term of any Lease any portion of the Properties.  Seller has not been advised in writing by a lessor under any Lease of any requirements or demands to drill additional wells or conduct additional development operations.

(r)            Environmental Matters.  To the knowledge of Seller, except as set forth on Schedule 4(r) of the Disclosure Schedule, there are no Environmental Defects in on or under the Oil and Gas Properties.

(s)           Title.  To the knowledge of Seller, except as set forth on Schedule 4(s) of the Disclosure Schedule, there are no Title Defects affecting or relating to the Oil and Gas Properties.

(t)            Restricted Securities Provisions.  Seller understands that the Parent Consideration Shares will be characterized as “restricted securities” under federal securities laws and, under such laws and applicable regulations, the Parent Consideration Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

(u)           Accredited Investor; Investment Intent.  Seller is a knowledgeable investor and acknowledges that it has received or had access to all information concerning Parent that it required to make such investment decision and has had the ability to evaluate (and in fact has evaluated) such information.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely on the express representations and warranties made by Buyer and Parent in Section 5, and not on any oral statements, and, without limiting Seller’s rights with respect to breach of such representations and warranties, on its own independent due diligence investigation of Parent and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Parent Consideration Shares to be acquired pursuant to this Agreement and the value thereof.  Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act.  Seller is acquiring the Parent Consideration Shares for its own account and not with the intent to make a distribution thereof in violation of the Securities Act or any other applicable securities laws and is able to bear the economic risk and lack of liquidity inherent in holding the Parent Consideration Shares. Seller is not a “related person” of Buyer as defined in Item 404 of Regulation S-K under the Securities Act.

(v)           Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, or, to its knowledge, threatened against Seller.

(w)          Brokers.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or Parent shall have any responsibility whatsoever.

(x)            Taxes.  Seller is classified as a partnership for U.S. federal income tax purposes and applicable state income tax purposes.  All tax returns relating to the Properties required to be filed by it have been timely filed with the appropriate Governmental Authority in all jurisdictions in which such tax returns are required to be filed, and all taxes due with respect to such tax returns have been paid, except those being contested in good faith.  No administrative or judicial proceeding with respect to Production Taxes or Property Taxes attributable to the Properties has been commenced or is presently pending before any Governmental Authority.  There are no liens for taxes (including any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with such taxes) on the Properties, other than Permitted Encumbrances.  Except for Property Taxes, no taxes will become payable by Buyer for the period prior to the Closing Date as a transferee or successor by reason of its acquisition of the Properties.  Except as set forth on Schedule 4(x) of the Disclosure Schedule, none of the Properties is held by or is subject to any contractual arrangement between Seller and any other Person, whether owning undivided interests therein or otherwise, that is classified as a partnership for United States federal tax purposes and no transfer of any part of the Properties pursuant to this Agreement is treated as a transfer of an interest or interests in any such partnership.  To the extent that any of the Properties are deemed by agreement or applicable Law to be held by a partnership for United States federal tax purposes (including any Properties identified on Schedule 4(x) of the Disclosure Schedule pursuant to this Section 4(x)), each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisition by Buyer of the Properties.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(y)           The Records.  The Records have been maintained by Seller in the ordinary course of its business, and Seller has not intentionally omitted any material information from the Records.

(z)            Limitations.

(i)            Except as and to the extent expressly set forth in this Article 4, the Assignment, or in the certificate of Seller to be delivered pursuant to Section 13(b)(viii), Seller makes no representations or warranties, express or implied.

(ii)           EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN THIS ARTICLE 4, IN THE ASSIGNMENT, OR IN THE CERTIFICATE OF SELLER TO BE DELIVERED AT CLOSING PURSUANT TO SECTION 13(B)(VIII), SELLER MAKES NO, AND EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY AS TO (A) TITLE TO ANY OF THE PROPERTIES, (B) THE CONTENTS, CHARACTER, OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OF SELLER, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES, (C) THE QUANTITY,

QUALITY, OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE PROPERTIES, (D) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL, OR STEP-OUT DRILLING OPPORTUNITIES, (E) ANY ESTIMATES OF THE VALUE OF THE PROPERTIES OR FUTURE REVENUES GENERATED BY THE PROPERTIES, (F) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE PROPERTIES, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (G) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PROPERTIES, (H) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT, (I) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO OR (J) COMPLIANCE WITH ANY ENVIRONMENTAL LAW, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY PROPERTIES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT THE PROPERTIES ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE TO ENTER INTO THIS AGREEMENT.

(iii)          Equipment and sites included in the Properties may contain hazardous materials, including NORM.  NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms.  The wells, materials, and equipment located on, or included in, the Properties may contain hazardous materials, including NORM.  Hazardous materials, including NORM, may have come into contact with various environmental media, including water, soils, or sediment.  Notwithstanding anything to the contrary in this Section or elsewhere in this Agreement, Seller makes no, and hereby disclaims any, representation or warranty, express or implied, with respect to the presence or absence of NORM, asbestos, mercury, drilling fluids and chemicals, and produced waters and hydrocarbons in or on the Properties in quantities typical for oilfield operations in the areas in which the Properties are located.

(iv)          Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included.

(v)           In the event that a schedule or exhibit to this Agreement is amended or supplemented prior to Closing, any reference to such schedule or exhibit in this Agreement shall be deemed to be a reference to such schedule or exhibit as so amended or supplemented to the extent Buyer agrees in writing to such amendment or supplement prior to Closing.

5.             Representations of Buyer and Parent.

(a)           Buyer Representations.  Each of Buyer and Parent represents to Seller as follows as of the date of this Agreement and as of the Closing Date:

(i)            Organization.  Buyer is duly organized and in good standing under the laws of the State of Colorado and is qualified to do business in North Dakota.  Parent is a corporation duly organized and in good standing under the Laws of the Yukon Territory.

(ii)           Authority.  Each of Buyer and Parent has full power and authority and has taken all requisite corporate action to authorize it to carry on its business as currently conducted, to enter into this Agreement, and to perform its obligations under this Agreement.

(iii)          Enforceability.  This Agreement has been duly executed and delivered by each of Buyer and Parent and constitutes (and the other documents provided for herein to be delivered by Buyer or Parent, as applicable will, when executed and delivered, constitute) the legal, valid and binding obligation of Buyer or Parent, as applicable enforceable in accordance with their respective terms, except as limited by bankruptcy or other laws applicable generally to creditor’s rights and as limited by general equitable principles.

(iv)          No Conflicts.  The execution, delivery and performance of this Agreement, and any of the other documents executed in connection with this Agreement to be performed by Buyer and Parent, do not and will not:

(A)          Violate or be in conflict with, or require the consent of any Person under, result in the acceleration of obligations under, require a waiver, consent or notice under, or create in any Third Person the right to terminate, accelerate, modify or cancel, any provision of Buyer’s or Parent’s governing documents or any agreement by which Buyer or Parent is bound;

(B)           Violate any restriction to which it is subject, or, to Buyer’s or Parent’s knowledge, result in the creation or imposition of any lien, encumbrance or security interest upon the Properties; or

(C)           to Buyer’s or Parent’s knowledge, constitute a violation of any applicable Law or require any consent, authorization or approval under any applicable Law.

(v)           Sufficient Funds.  At the time of Closing, Buyer will have sufficient funds to enable Buyer to pay the Cash Consideration to Seller.

(vi)          Evaluation of Properties.  Buyer and Parent are (or their respective advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  Without limiting Buyer’s rights under Sections 6(a), 8(b) or 16, or any other provision of this Agreement, Buyer has evaluated the merits and risks of the proposed investment in the Properties, and has formed opinions based solely upon Seller’s experience and knowledge, and not upon any representations or warranties by Seller, or Seller’s representatives, other than as expressly set forth in this Agreement.

(vii)         Brokers.  Neither Buyer nor Parent has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(viii)        Litigation.  There are no actions, suits, or proceedings pending, or, to Buyer’s or Parent’s knowledge, threatened in writing before any Governmental Authority or arbitrator against Buyer or Parent that are reasonably likely to impair or delay materially Buyer’s or Parent’s ability to perform its obligations under this Agreement.

(ix)           Qualification.  Buyer is, or as of the Closing will be, qualified under applicable Laws to hold Leases, rights-of-way, and other rights issued by any applicable Governmental Authority.  Buyer has, or as of the Closing will have, posted or obtained such Bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Properties.  To Buyer’s knowledge, no fact or condition exists which may cause any Governmental Authority to withhold its approval of the assignment of the Properties contemplated herein or the transactions contemplated hereby.

(b)           Parent Representations.  Parent represents to Seller as follows:

(i)            As of March 31, 2011, Parent has (A) an unlimited number of authorized shares of Parent Common Stock, of which, 179,177,939 shares of Parent Common Stock were issued and outstanding (including 8,000 shares of restricted Parent Common Stock); (B) 302,500 issued and outstanding restricted stock units; (C) issued and outstanding performance awards potentially payable in the form of 151,250 shares of Parent Common Stock; (D) issued and outstanding stock options to acquire 5,751,658 shares of Parent Common Stock; and (E) no outstanding warrants to purchase shares of Parent Common Stock.

(ii)           The issuance of the Parent Consideration Shares pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Parent Consideration Shares will have been validly issued, fully paid, non-assessable, and issued free of preemptive rights, will have the rights, preferences, and privileges specified in Parent’s articles of incorporation and other governing documents, and will be free and clear of all liens and restrictions, other than the restrictions imposed by this Agreement and the Securities Act and state securities laws.

(iii)          Parent has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(iv)          Parent has filed and made available to Seller via EDGAR all forms, reports and other documents publicly filed by Parent with the SEC under the Securities Exchange Act, since January 1, 2010.  All such forms, reports and other documents (including those that Parent may file after the date hereof and prior to the Closing Date) are referred to herein as the “Parent SEC Reports.”  The Parent SEC Reports (i) were or will be filed on a timely basis, (ii) comply or will comply, in all material respects, with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder, and (iii) did not, or will not at the time they were or are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Since the last date on which a Parent SEC Report was filed, there has been no material adverse change in the assets, liabilities, condition (financial or otherwise), operating results, business or prospects of Parent or in the ability of Parent to perform its obligations under this Agreement or that could materially impair or prohibit the consummation of the transactions contemplated by this Agreement.

(v)           Parent has filed with the SEC a registration statement on Form S-3ASR, which registration statement is effective. On the filing of the Prospectus, the Parent Consideration Shares may be sold by the Seller pursuant to the registration statement, and will have been approved for listing on the NYSE AMEX LLC.

6.             Pre-Closing Covenants.

(a)           Access.

(i)            The Parties agree that: (A) Buyer and Buyer’s authorized agents and representatives shall have the right to conduct a due diligence investigation, at Buyer’s sole risk, cost and expense, of the Properties (including the environmental assessment pursuant to Section 8(b) below), to the extent that Buyer may do so without Seller (x) violating applicable Laws or (y) violating any obligations of Seller to Third Persons; and (B) Seller shall use commercially reasonable efforts (but without the obligation of Seller to pay any amount or undertake any obligations to, or for the benefit of, any Third Person) to obtain permission for Buyer or its representatives to gain access to Properties operated by Third Persons to inspect the condition of such Properties; provided, however, that, in the event Buyer is denied the ability to conduct due diligence pursuant to Sections 6(a)(i)(A)(x) or (y), or due to Seller’s failure to pay an amount or undertake an obligation necessary to grant Buyer or its representatives access to any such Property, then Buyer may elect to deem the respective Property a Withdrawn Property hereunder.  At the Closing, Seller shall except and reserve all such Withdrawn Properties from the Assignments, and the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of such Withdrawn Properties.

(ii)           Seller shall provide Buyer with access to the Properties during Seller’s normal business hours (or the periods of time agreed to by any Third Person operator of an Oil and Gas Property, as applicable) before the Closing Date; provided, however, Buyer WAIVES AND RELEASES ALL CLAIMS FOR PROPERTY DAMAGE, PERSONAL INJURY AND DEATH AGAINST SELLER GROUP ARISING IN ANY WAY THEREFROM, OR IN ANY WAY CONNECTED THEREWITH, and shall indemnify, defend and hold harmless Seller Group, and all other working interest owners in the Properties (and any such Person’s Affiliates, and each of their respective partners, members, officers, directors, employees, attorneys, contactors, agents, or other representatives), from and against any and all Claims for property damage, personal injury and death arising out of, or relating to, access to the Properties prior to the Closing by Buyer, its Affiliates, or its or their respective directors, officers, employees, agents, or representatives, EVEN IF SUCH PROPERTY DAMAGE, PERSONAL INJURY OR DEATH IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, OR CONCURRENT), STRICT LIABILITY, OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON.   EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR THE ASSIGNMENTS, THE PARTIES HEREBY DISCLAIM, WAIVE AND RELEASE ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, AT COMMON LAW OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY AND ALL INFORMATION.  BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF BUYER’S OWN INDEPENDENT REVIEW AND JUDGMENT, AND AT BUYER’S SOLE RISK. All information obtained by Buyer or its representatives under this Section 6(a) shall be subject to the terms of Section 20(k) and any applicable privacy Laws regarding personal information.

(b)           Preliminary Settlement Statement; Preliminary Amount.  At least five (5) Business Days before the Closing Date, Seller shall provide to Buyer a statement showing its computations of any adjustments to the Initial Purchase Price provided for and required under this Agreement.  With respect to any adjustments required under Section 3(d)(ii), such adjustments shall be based on amounts that, prior to such time, have actually been paid or received by Seller.  Buyer and Seller shall attempt to agree in good faith upon such adjustments prior to Closing, provided that if agreement is not reached and if the aggregate absolute dollar amount of the difference between Seller’s preliminary statement and Buyer’s preliminary statement is less than $500,000, the statement provided by Seller shall constitute the dollar amount to be paid by Buyer to Seller at Closing, subject to further adjustment under Section 14(e).  If the aggregate absolute dollar amount of the difference between Seller’s preliminary statement and Buyer’s preliminary statement is $500,000 or greater, then such dispute shall be submitted to binding arbitration in accordance with Section 20(i).  Once determined in accordance with the foregoing, the Initial Purchase Price, as adjusted in accordance with the foregoing (the “Preliminary Amount”), and the specifics of any such adjustments, shall be set forth in a statement signed by Buyer and Seller and delivered at Closing (the “Closing Statement”).

(c)           Seller’s Pre-Closing Covenants.

(i)            Course of Conduct.  Seller agrees that, from and after the execution of this Agreement until the earlier of the Closing or the termination of this Agreement, except as expressly provided herein (or as required by the Leases, the Material Agreements or applicable Law, or otherwise agreed in writing by Buyer), Seller shall:

(A)          not: (1) with the exception of the expenditures and amounts shown on Schedule 3(d)(ii)(C), act in any manner with respect to the Properties, other than in the ordinary course of business, consistent with prior practice and in compliance with applicable Law; (2) expend more than Fifty Thousand Dollars (US $50,000) per operation net to Seller’s interest in the Properties, except as required to perpetuate a Lease; (3) dispose of, mortgage or relinquish any of the Properties (other than the sale of the Production in the ordinary course of business and relinquishments resulting from the expiration of any of the Leases which Seller does not have a right or option to renew); (4) waive, compromise or settle any Claim which can reasonably be expected to have a Material Adverse Effect on the ownership, operation or value of the Properties after the Effective Date; (5) issue any note, bond, or other debt instrument secured by the Properties; (6) agree to the imposition of any security interest or lien on the Properties or allow any encumbrance which would impose a security interest or lien on account of unpaid amounts upon any of the Properties; (7) waive, release, grant or transfer any material rights or modify or change in any material respect any Material Agreement; or (8) commit to do any of the foregoing;

(B)           deliver to Buyer copies of all written notices received by Seller of any Claims with respect to any continuing, uncured or alleged breach, default or violation by Seller of any of the Leases, the Material Agreements or applicable Law; and

(C)           use Seller’s reasonable efforts in good faith to cooperate with Buyer in the notification of all applicable Governmental Authorities of the transactions contemplated hereby, and in obtaining the transfer of or issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own the Properties following the Closing.  Notwithstanding the foregoing, Seller shall not be required to make any payments or undertake any obligations for the benefit of any such Governmental Authority or Third Person with respect to the foregoing; provided, however, that, in the event that Seller’s failure to make such payments or undertake such obligations results in the inability of Buyer to own any Property following the Closing, then Buyer may elect to deem such Property to be a Withdrawn Property hereunder.  At the Closing, Seller shall except and reserve all such Withdrawn Properties from the Assignments, and the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of such Withdrawn Properties.

Notwithstanding the foregoing provisions of this Section 6(c), in the event of an emergency, Seller may take such action as is reasonably necessary and shall notify Buyer of such action promptly thereafter.  Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to operation of an Oil and Gas Property greater than that which Seller might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(ii)           Registration Statement. Within three (3) business days of Parent’s request, Seller shall deliver to Parent such information as may be reasonably requested in writing by Parent in respect of the registration of the Parent Consideration Shares, including a completed and signed registration statement representation letter and questionnaire in the form previously provided by Parent (the “Selling Shareholder Questionnaire”).  Except as set forth in the Selling Shareholder Questionnaire, (x) Seller shall not have any liability to Buyer or Parent with respect to any registration statement or obligation involving Buyer or Parent, or the pricing, salability, market response, or any other matter relating to the issuance or sale of any security by or on behalf of Buyer or Parent, and (y) BUYER AND PARENT SHALL SAVE, INDEMNIFY, AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS (IRRESPECTIVE OF SIZE OR AMOUNT) WHICH BUYER OR ANY THIRD PERSON OR GOVERNMENTAL AUTHORITY MIGHT NOW OR SUBSEQUENTLY MAY HAVE RELATING TO THE FOREGOING.

(iii)          Financial Statements.

(A)          No later than five (5) business days prior to Closing, Seller shall deliver to Parent the applicable Base Financial Statements and Favorable Opinion.

(B)           For a period of three (3) years following the Closing Date, Seller shall cooperate with Parent, and shall request the Independent Accountant to cooperate with Parent, as and when needed in respect of the Base Financial Statements and the related Favorable Opinion issued by the Independent Accountant, including to respond to SEC comment letters in respect thereof and to request to be executed and delivered any consents of the Independent Accountant requested of Parent in respect of Parent’s applicable SEC filings.

(C)           For a period of three (3) years following the Closing Date, Seller shall retain, or caused to be retained, all books, records, information and documents that may be necessary in connection with the preparation and audit and/or review of financial statements required under applicable Law and applicable to Parent or its Affiliates with respect to the Properties.

(d)           Buyer’s Pre-Closing Covenants.

(i)            Governmental Reviews.  Buyer agrees to use Buyer’s reasonable efforts in good faith to cooperate with Seller in the notification of all applicable Governmental Authorities of the transactions contemplated hereby, and in obtaining the transfer of or issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own the Properties following the Closing.  Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transactions contemplated by this Agreement, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

(ii)           Bonding and Guarantees.  On or before the Closing Date, Buyer shall have posted or obtained any bonds, letters of credit, and guarantees required to replace the Bonds (“Replacement Bonds”), and provided evidence of such Replacement Bonds to Seller, and Buyer shall have replaced Seller’s or its Affiliate’s guarantee under the Rig Contract.

(iii)          Registration Statement.  On or before seven (7) Business Days following the execution and delivery of this Agreement, Parent will provide Seller with the form of Selling Shareholder Questionnaire.

7.             Title Matters.

(a)           Title Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Defensible Title” means that title of Seller which, subject to the Permitted Encumbrances, (A) entitles Seller to receive (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, or other similar burdens on or measured by production of hydrocarbons), not less than the “Net Revenue Interest” shown in Exhibit B-1 for each Oil and Gas Property throughout the productive life of such Oil and Gas Property, except decreases in connection with those operations in which Seller may be a nonconsenting co-owner, decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment or amendment of pools or units, decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries, and except as stated in Exhibit B-1; (B) obligates Seller to bear the Working Interest shown in Exhibit B-1 for each Oil and Gas Property without increase throughout the productive life of such Oil and Gas Property, except as stated in Exhibit B-1, and except increases resulting from contribution requirements with respect to defaulting or non-consenting co-owners under applicable operating agreements or applicable Law and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; (C) with respect to Leases set forth on Exhibit B-2, constitutes ownership by Seller of not less than the number of Net Mineral Acres shown on Exhibit B-2 for such Lease; and (D) is free and clear of liens, encumbrances, obligations, or defects, other than Permitted Encumbrances.

(ii)           “Net Mineral Acres” means, for each Lease set forth on Exhibit B-2, the total number of surface acres covered by such Lease multiplied by the fractional or percentage interest in the oil and gas underlying such surface acreage purported to be covered by such Lease multiplied by Seller’s undivided interest in such Lease.

(iii)          “Net Revenue Interest” means Seller’s interest  set forth on Exhibit B-1 in oil, gas and other hydrocarbons produced, saved and sold from the Land covered by the Leases, after giving effect to all valid landowners’ royalties, overriding royalties, production payments and similar burdens.

(iv)          “Title Benefit” means any right, circumstance, or condition that operates to (A) increase the Net Revenue Interest of Seller in any Oil and Gas Property above that shown on Exhibit B-1, without causing a greater than proportionate increase in Seller’s Working Interest above that shown in Exhibit B-1, (B) decrease the Working Interest or expense-bearing interest of Seller in any Oil and Gas Property below that shown on Exhibit B-1 without causing a greater than proportionate decrease in Seller’s Net Revenue Interest; or (C) increase the number of Net Mineral Acres attributable to an Oil and Gas Property above that shown on Exhibit B-2.

(v)           “Title Benefit Value” means, with respect to an individual Title Benefit, the amount by which the Allocated Value of the affected Oil and Gas Property is increased as a result of such Title Benefit as determined in accordance with Section 7(d)(vi).

(vi)          “Title Defect”  means, with respect to Seller’s interest in any of the Oil and Gas Properties, any lien, encumbrance, defect of title, or lack of enforceability, that causes Seller’s title with respect to such Oil and Gas Property to be less than Defensible Title or any surface access or use restriction that materially interferes with the oil and gas operations currently conducted or reasonably contemplated on the applicable Oil and Gas Property.

(vii)         “Title Defect Value” means, with respect to an individual Title Defect, the amount by which the Allocated Value of the affected Oil and Gas Property is reduced as a result of such Title Defect as determined in accordance with Section 7(d)(v).  In no event shall the Title Defect Value for a particular Lease exceed the lesser of the Allocated Value set forth in Appendix I, or the reasonable cost to cure the Title Defect, if the cost to cure is reasonably determinable.

(viii)        “Working Interest” means, with respect to an Oil and Gas Property, Seller’s interest set forth on Exhibit B-1 in and to the leasehold estate created by such Lease, insofar as such leasehold interest is burdened by the obligation to bear and pay costs, without regard to any landowners’ royalties, overriding royalties, production payments or similar burdens on production.

(b)           Permitted Encumbrances.  Notwithstanding anything to the contrary, a Permitted Encumbrance shall not be deemed to be a Title Defect hereunder.  For purposes of this Agreement, a “Permitted Encumbrance” shall mean any of the following:

(i)            The terms and conditions of the Leases and the Contracts, to the extent that such Leases and Contracts do not decrease the Net Revenue Interest set forth on Exhibit B-1, increase the Working Interest set forth on Exhibit B-1 without a corresponding increase in the Net Revenue Interest, or constitute ownership by Seller of less than the number of Net Mineral Acres shown on Exhibit B-2 for such Lease;

(ii)           Royalties, overriding royalties, reversionary interests, back-in interests, and other burdens affecting the Oil and Gas Properties, but only to the extent the same do not operate to reduce the Net Revenue Interest set forth on Exhibit B-1, increase the Working Interest set forth on Exhibit B-1 without a corresponding increase in the Net Revenue Interest, or constitute ownership by Seller of less than the number of Net Mineral Acres shown on Exhibit B-2 for such Lease;

(iii)          All rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

(iv)          Preferential Rights, Consents that are set forth in Schedule 4(g) of the Disclosure Schedule, and other consents or restrictions on transfer (A) that are not applicable to the sale of the Oil and Gas Properties, (B) with respect to which waivers or consents are obtained from the appropriate Persons prior to the Closing Date, (C) with respect to which the appropriate time period for asserting the right has expired, (D) that need not be satisfied prior to a transfer, or (E) that relate to Excluded Properties;

(v)           Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations or any restrictions on access thereto that do not materially interfere with the oil and gas operations currently conducted or contemplated by Seller on the applicable Lease;

(vi)          All rights reserved to or vested in any Governmental Authority to control or regulate any of the Properties in accordance with applicable Law or to assess tax with respect to the Properties, the ownership, use or operation thereof, or revenue, income, or capital gains with respect thereto, and all obligations and duties under all applicable Laws or under any franchise, grant, license, or permit issued by any Governmental Authority;

(vii)         Materialman’s, mechanic’s, repairman’s, contractor’s, operator’s (including under applicable joint operating, unit operating, or similar agreements), tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business, or if delinquent, being contested in good faith by appropriate actions and with respect to which Seller shall retain responsibility after Closing;

(viii)        Any current period real Property Taxes not yet due and payable;

(ix)           Any question as to the legitimacy of a survey or the lack of a survey, unless a survey is required by applicable Law;

(x)            The lack or restriction of surface access to the oil and gas estate covered by any of the Leases to the extent that there is access to such oil and gas estate from other lands covered by the Leases and provided the lack or restriction of surface access does not materially interfere with the oil and gas operations currently conducted or contemplated by Seller on the Lease;

(xi)           Any Title Defects Buyer may have expressly waived in writing or which are deemed to have become Permitted Encumbrances under this Section 7(b), and any matters that have been cured or which no longer exist as of the Closing Date;

(xii)          any failure of the records of any Person to reflect sufficient production or operations over any period of time unless the applicable lessor has alleged in writing that such failure has caused the applicable Lease to terminate or expire;

(xiii)         any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, or employment Laws or regulations;

(xiv)        assertions that Seller’s files lack information (including title opinions);

(xv)         lack of evidence of corporate or other entity authorization absent reasonable evidence of an actual claim of superior title from a Third Person attributable to such alleged lack of authorization;

(xvi)        failure to record Leases issued by any Governmental Authority, or any assignments of such Leases, in the real property, conveyance, or other records of the county in which the Lands attributable to such Leases are located;

(xvii)       matters for which the applicable statue of limitations for assertion thereof has expired (including title by limitations or adverse possession); and

(xviii)      any matters reflected on Exhibit A, B-1, B-2, Appendix I or Schedule 4(s).

(c)           Title Defect and Benefit Notices.

(i)            To assert a claim for a Title Defect, Buyer shall deliver to Seller written notice of all Title Defects (the “Title Defect Notice”) not later than 1:00 p.m., Eastern Time, ten (10) days prior to the Closing Date (the “Buyer’s Notice Date”).  The Title Defect Notice shall set forth in reasonable detail: (i) the Oil and Gas Property affected by such Title Defect; (ii) the nature and basis of such Title Defect, including supporting documentation; (iii) the curative action necessary to cure such Title Defect;

and (iv) Buyer’s good faith determination of the Title Defect Value and the computations upon which Buyer’s determination is based.

Except for any Title Defects or other deficiencies or defects in title that constitute a breach of Seller’s representations and warranties under Article 4, BUYER SHALL ACCEPT AND ASSUME AND HEREBY DISCLAIMS, WAIVES AND RELEASES ANY AND ALL CLAIMS AGAINST SELLER ARISING IN CONNECTION WITH, OR RELATED TO ANY TITLE DEFECT OR OTHER DEFICIENCY OR DEFECT IN TITLE THAT IS NOT IDENTIFIED IN A TITLE DEFECT NOTICE BY THE BUYER’S NOTICE DATE.

(ii)           Should Buyer discover any Title Benefit on or before Buyer’s Notice Date, Buyer shall, as soon as practicable, but in any case by Buyer’s Notice Date, deliver to Seller a notice including the same information required pursuant to Section 7(c)(i) with respect to such Title Benefit.

Seller shall have the right, but not the obligation, to deliver to Buyer a similar notice on or before Buyer’s Notice Date with respect to each Title Benefit discovered by Seller.  SELLER SHALL BE DEEMED TO HAVE WAIVED ALL TITLE BENEFITS OF WHICH NO PARTY HAS GIVEN NOTICE ON OR BEFORE BUYER’S NOTICE DATE, EXCEPT TO THE EXTENT BUYER HAS FAILED TO GIVE A NOTICE WHICH IT WAS OBLIGATED TO GIVE UNDER THIS SECTION 7(C)(II).

(d)           Title Defect and Title Benefit Remedies.  The Parties shall enter into good faith negotiations, and shall attempt to agree on the existence of any Title Defects and Title Benefits, the Title Defect Values and values of any Title Benefits, and the appropriate resolution thereof.  The following remedies shall apply with respect to any Title Defects and Title Benefits:

(i)            Prior to Closing, Seller shall have the right, but not the obligation, to cure any Title Defects asserted in the Title Defect Notice, at Seller’s sole cost and expense, to Buyer’s reasonable satisfaction.

(ii)           Seller shall have the right (but not the obligation) to withdraw from the purchase and sale under this Agreement any or all applicable Properties, on a Property by Property basis, and such Properties shall be deemed to be Withdrawn Properties hereunder.  In such event, at the Closing: (A) Seller shall except and reserve such Withdrawn Properties from the Assignments; and (B) the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of the Withdrawn Properties.  Each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties, other than as set forth in Section 6(a) and Article 18.  In the event that Seller elects not to withdraw an affected Property, Sections 7(d)(iii), (iv), and (v) shall apply.

(iii)          With respect to each Oil and Gas Property affected by Title Defects reported under Section 7(c)(i) which Seller does not elect withdraw under Section 7(d)(ii), such Oil and Gas Property shall be assigned at Closing subject to all uncured Title Defects, and the Initial Purchase Price shall be reduced by the Title Defect Value with respect to such Title Defect, as determined pursuant to Section 7(d)(v).

(iv)          With respect to each Oil and Gas Property affected by Title Benefits reported under Section 7(c)(ii), the Initial Purchase Price shall be increased by the Title Benefit Values with respect to such Title Benefit, as determined pursuant to Section 7(d)(vi).

(v)           The Title Defect Value resulting from a Title Defect shall be determined as follows:

(A)          if the Title Defect is a lien, encumbrance, or other charge which is liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Oil and Gas Property;

(B)           if a Title Defect consists of a reduction in the Net Revenue Interest for a Lease or Well from the Net Revenue Interest set forth in Exhibit B-1, the Title Defect Value for such Title Defect shall be equal to the product of the Allocated Value for such Lease or Well multiplied by a fraction, the numerator of which shall be equal to the difference between the Net Revenue Interest actually owned by Seller and the Net Revenue Interest set forth in Exhibit B-1, and the denominator of which shall be equal to the Net Revenue Interest for such Lease or Well set forth in Exhibit B-1;

(C)           if a Title Defect results in a number of Net Mineral Acres owned by Seller that is less than the number set forth on Exhibit B-2 for the applicable Oil and Gas Property, the Title Defect Value for such Title Defect shall be equal to the product of: (1) the shortfall Net Mineral Acres, times (2) the applicable per Net Mineral Acre Allocated Value for such Oil and Gas Property;

(D)          if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Oil and Gas Property of a type not described in subsections (A), (B), or (C), above, the Title Defect Value shall be determined by taking into account the Allocated Value of the Oil and Gas Property so affected, the portion of Seller’s interest in the Oil and Gas Property affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Oil and Gas Property, the values placed upon the Title Defect by Buyer and Seller, the age of the factual matters causing or constituting the alleged Title Defect, the probability that title failure will occur with respect to any Title Defect that represents only a possibility of title failure, and such other factors as are necessary to make a proper evaluation;

(E)           if a Title Defect does not affect the Oil and Gas Property throughout its entire productive life, the Title Defect Value shall be reduced to take into account the applicable time period only;

(F)           the Title Defect Value with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title

Defect Value hereunder or for which Buyer otherwise receives credit in the calculation of the Purchase Price; and

(G)           notwithstanding anything to the contrary in this Article 7:

(1)           an individual claim for a Title Defect or Title Benefit for which a claim notice is given prior to Buyer’s Notice Date shall only generate an adjustment to the Initial Purchase Price if the Title Defect Value or Title Benefit Value, as the case may be, with respect thereto exceeds Fifty Thousand Dollars ($50,000),  provided that in the event a Title Defect or Title Benefit affects multiple Oil and Gas Properties, the sum of all such Title Defect Values or Title Benefit Values shall be used for purposes of determining whether an individual claim exceeds the threshold provided in this Section 7(d)(v)(G)(1);

(2)           there shall be no adjustment to the Initial Purchase Price for Title Defects unless and until the aggregate Title Defect Values which would generate an adjustment to the Initial Purchase Price pursuant to Section 7(d)(v)(G)(1), LESS any Title Benefit Values exceeds Seven Hundred and Fifty Thousand Dollars ($750,000), and then only to the extent that such aggregate amount exceeds Seven Hundred and Fifty Thousand Dollars ($750,000).

(3)           there shall be no adjustment to the Initial Purchase Price for Title Benefits unless and until the aggregate Title Benefit Values which would generate an adjustment to the Initial Purchase Price pursuant to Section 7(d)(v)(G)(1), LESS any Title Defect Values exceeds Seven Hundred and Fifty Thousand Dollars ($750,000), and then only to the extent that such aggregate amount exceeds Seven Hundred and Fifty Thousand Dollars ($750,000); and

(H)          Notwithstanding the foregoing, no reduction shall be made in the Initial Purchase Price with respect to any Title Defect for which Seller, at its election on or before the Closing (or, with respect to any Title Defects or Title Defect Values that are disputed, the date on which the title arbitrator finally determines the same), executes and delivers to Buyer a written indemnity agreement, in a form reasonably satisfactory to Buyer, pursuant to which Seller agrees to fully, unconditionally, and irrevocably indemnify, defend and hold harmless Buyer and its successors and assigns from any and all costs, losses, or obligations arising out of, or resulting from, such Title Defect.

(vi)          The Title Benefit Value resulting from a Title Benefit shall be determined as follows:

(A)          if the Title Benefit represents a discrepancy between (A) the Net Revenue Interest for any Oil and Gas Property and (B) the Net Revenue Interest or percentage stated with respect to such Oil and Gas Property on Exhibit B-1, the Title Benefit Value shall be to the product of the Allocated Value for such Oil and Gas Property multiplied by a fraction, the numerator of which shall be equal to the difference between the Net Revenue Interest actually owned by Seller and the Net Revenue Interest set forth in Exhibit B-1, and the denominator of which shall be equal to the Net Revenue Interest for such Lease or Well set forth in Exhibit B-1;

(B)                                if a Title Defect results in a number of Net Mineral Acres owned by Seller that is greater than the number set forth on Exhibit B-2 for the applicable Oil and Gas Property, the Title Benefit Value for such Title Benefit shall be equal to the product of: (1) the increase in the number of Net Mineral Acres, times (2) the applicable per Net Mineral Acre Allocated Value for such Oil and Gas Property; or

(C)                                if the Title Benefit represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Oil and Gas Property of a type not described in subsections (A) or (B) above, the Title Benefit Value shall be determined by taking into account the Allocated Value of the Oil and Gas Property so affected, the portion of Seller’s interest in the Oil and Gas Property affected by the Title Benefit, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of the affected Oil and Gas Property, the values placed upon the Title Benefit by Buyer and Seller, and such other factors as are necessary to make a proper evaluation.

(e)                                  Dispute Resolution.  To the extent that Seller and Buyer are unable to agree upon any Title Defects and Title Benefits (or their respective Title Defect Values and Title Benefit Values) on or before the Closing Date, the resolution of such dispute shall be handled in accordance with Section 6(b); provided, however, that, notwithstanding anything in this Agreement to the contrary, any arbitrator in respect of such dispute shall be a title attorney with at least ten (10) years’ experience in oil and gas titles and shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.

(f)                                    Post-Closing Curative.  Buyer agrees that, from and after the Closing until one hundred and twenty (120) days after the Closing Date (the “Post-Closing Date”), except as expressly stated herein, Buyer shall not acquire, directly or indirectly, any right, title or interest in, to or under the Land covered by the Withdrawn Properties or Oil and Gas Properties affected by an alleged Title Defect which was not resolved prior to Closing.  Seller shall have the right, but not the obligation, to cure any Title Defects affecting any Property (including a Withdrawn Property), at Seller’s sole cost and expense, on or before the Post-Closing Date.  Buyer shall use Buyer’s commercially reasonable efforts in good faith to assist Seller with such post-closing curative.  Seller shall promptly deliver to Buyer written notice of such curative along with pertinent information reasonably necessary to document such curative.  Such curative shall be reasonably acceptable to Buyer.  If any such Title Defect has been cured, Seller shall have the right, but not the obligation, to cause Buyer to purchase from Seller any cured Withdrawn Properties for their Allocated Value (including any applicable adjustments pursuant to

Section 3(d)) by written notice delivered to Buyer on or before ten (10) days after the later to occur of the Post-Closing Date or the date on which the title arbitrator finally determines the applicable disputed Title Defects and Title Defect Values pursuant to Section 20(i).  In addition, if any such Title Defect has been cured, Buyer shall have the right, but not the obligation, to cause Seller to sell to Buyer such cured Properties for their Allocated Value (including any applicable adjustments pursuant to Section 3(d)) by written notice delivered to Seller on or before ten (10) days after the later to occur of the Post-Closing Date or the date on which the title arbitrator finally determines the applicable disputed Title Defects and Title Defect Values pursuant to Section Section 20(i).  Simultaneously with the receipt by Buyer of an executed and acknowledged recordable assignment (substantially in the form of the Assignment) covering such cured Properties, Buyer shall pay to Seller an amount equal to the Allocated Value of such cured Properties, together with any applicable adjustments pursuant to Section 3(d).  The election by Seller to cure one or more such alleged Title Defects shall not affect the Title Defect Values and Title Benefit Values used to determine the payment to be made at Closing, or the rights of the Parties, pursuant to Section 7(e).  Seller’s election to cure an alleged Title Defect shall not constitute a waiver of any of the rights of Seller pursuant to this Article 7, including Seller’s right to dispute the existence, nature, or value of such Title Defect.  Any dispute relating to whether and to what extent a Title Defect has been cured shall be resolved as set forth in Section 7(e), except that any such matter shall be submitted to the Title Arbitrator on or before ten (10) Business Days after the Post-Closing Date.  Any prior or concurrent determination by a title arbitrator pursuant to Section 20(i) with respect to Title Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to cure pursuant to this Section 7(f) shall be binding on the Parties with respect to such Title Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

(g)                                 Exclusive Remedy; Limitation on Applicability.  Other than with respect to any Title Defects or other deficiencies or defects in title that constitute a breach of Seller’s representations and warranties under Article 4 or the special warranty of title in the Assignments, THIS ARTICLE 7 SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY AGAINST SELLER FOR TITLE DEFECTS OR OTHER DEFICIENCIES IN TITLE TO THE PROPERTIES, AND BUYER WAIVES, RELEASES AND DISCLAIMS ALL CLAIMS AND REMEDIES WHICH IT MIGHT NOW OR SUBSEQUENTLY HAVE AGAINST SELLER ARISING IN CONNECTION WITH OR RELATED TO THE SAME, WHETHER KNOWN OR UNKNOWN.  Buyer shall not be entitled to protection under Seller’s representations and warranties under Article 4 or the special warranty of title in any Assignment against any Title Defect reported by Buyer to Seller pursuant to this Article 7.  The Parties rights pursuant to this Article 7 apply only to the Oil and Gas Properties (or portions thereof) set forth on Exhibits B-1 and B-2.

8.                                       Environmental Matters.

(a)                                  Environmental Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Environmental Defect” means, with respect to Seller’s interest in any of the Oil and Gas Properties, on a property by property basis, any contamination or condition resulting from any discharge, release, disposal, production, storage, treatment, or any other activities in, on, under or from the Land, or the migration or transportation from other lands to the Land, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances which constitutes a violation of any permit or license held by Seller or applicable Environmental Laws or for which Environmental Law presently requires remedial or corrective action; provided, however, that an Environmental Defect shall not include any matter set forth on Schedule 4(r).

(ii)                                  “Environmental Laws” means any and all applicable Law relating to the protection of the environment, health or human safety, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Acts, and the Oil Pollution Act of 1990, as well as any federal, state and local Law governing the same, similar or related matters.

(iii)                               “NORM” means Naturally Occurring Radioactive Material.

(iv)                              “Remediation Value” means, with respect to an individual Environmental Defect, the reasonable cost to remediate such Environmental Defect as determined in accordance with Section 8(d)(iii).  In no event shall the Remediation Value for a particular Lease exceed the lesser of the Allocated Value set forth in Appendix I or the reasonable cost to remediate such Environmental Defect, if the cost to cure is reasonably determinable.

(b)                                 Environmental Assessment.  After the execution of this Agreement, Seller shall upon request afford Buyer reasonable access to such Properties as are operated by Seller, for the purpose of conducting at Buyer’s sole risk, cost and expense an environmental assessment of the Properties.  For any of the Properties that are not operated by Seller, Seller shall use good faith effort to seek and obtain the consent of the operator(s) to access by Buyer for such purpose.  Buyer, and Buyer’s representatives and agents, shall comply with the operator’s environmental and safety rules and policies while performing any environmental assessment on the Properties.  Buyer’s environmental assessment of the Properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05); provided, however, that in the event the Phase I Environmental Site Assessment discloses matters (“Environmental Matters”) that Buyer reasonably determines require additional inspection, Buyer may notify Seller in writing of such Environmental Matters and request Seller’s consent to conduct additional inspection activities (“Inspection Request”).  The Inspection Request shall include the specific Property that would be subject to such additional inspection, detailed reasons for requesting additional inspection and a description of the proposed additional inspection activities to be conducted by Buyer.  Seller shall consent to or deny the Inspection Request within five (5) days of receipt of the Inspection Request, provided that consent from Seller shall not be unreasonably withheld and that the failure of Seller to respond within such five (5) day period shall be deemed to constitute Seller’s consent to the proposed additional inspection activities proposed in the Inspection Request.  Notwithstanding the foregoing, if Seller withholds its consent to any Inspection Request, then such Property shall be withdrawn from the transactions contemplated under this Agreement and (x) the Initial Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such withdrawn Property, (y) such excluded Property shall be deemed to be deleted from the Exhibits and Schedules to this Agreement, as applicable, hereunder and (z) such withdrawn Property shall be deemed a Withdrawn Property hereunder.  Seller shall, at its discretion, accompany Buyer during any inspections as provided hereunder, including any Phase I Environmental Site Assessment.  Buyer shall furnish to Seller, free of costs, a copy of any written report prepared by or for Buyer related to any such physical inspection of the Properties as soon as reasonably possible after it is prepared.  Buyer agrees that Buyer, and Buyer’s representatives and agents, shall not disclose to Third Persons any information obtained in its environmental assessment unless agreed to in writing by Seller, or such information is otherwise publicly available, or such disclosure is expressly required by applicable Law, or is compelled pursuant to legal process of any court or Governmental Authority.  With respect to information that is not otherwise publicly available, Buyer shall notify Seller in advance of any such disclosure, and shall furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to Third Persons.  Buyer shall be responsible for the compliance of its Affiliates, and its and their respective officers, directors, employees, contractors, consultants (including any environmental consultant hired by Buyer or Parent to conduct the environmental assessment), and other advisors with this Section 8(b).

(c)                                  Environmental Defect Notice.  To assert a claim for an Environmental Defect, on or before Buyer’s Notice Date, Buyer shall deliver to Seller written notice (the “Environmental Defect Notice”) of all Environmental Defects.  The Environmental Defect Notice shall set forth in reasonable detail: (i) the Properties with respect to which a claimed Environmental Defect is asserted; (ii) the nature of such claimed Environmental Defect, including the specific provisions of Environmental Laws alleged to be violated and any supporting documentation as is in Buyer’s or Parent’s possession; (iii) Buyer’s good faith proposal of the remediation required to comply with applicable Environmental Laws; and (iv) Buyer’s good faith determination of the Remediation Value for each claimed Environmental Defect.  Except for any Environmental Defects that constitute a breach of Seller’s representations and warranties provided under this Agreement, Buyer hereby disclaims, waives and releases any and all Claims against Seller arising in connection with or related to Environmental Defects not set forth in the Environmental Defect Notice by the Buyer’s Notice Date, regardless of when discovered or when created, and such Environmental Defects shall be accepted and assumed by Buyer.

EXCEPT FOR ANY ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL DEFICIENCIES THAT CONSTITUTE A BREACH OF SELLER’S REPRESENTATIONS AND WARRANTIES UNDER ARTICLE 4, BUYER SHALL BE DEEMED TO HAVE WAIVED ALL ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL DEFICIENCIES AFFECTING THE PROPERTIES OF WHICH SELLER HAS NOT BEEN GIVEN NOTICE PURSUANT TO THIS SECTION 8(C) ON OR BEFORE THE BUYER’S NOTICE DATE.

(d)                                 Environmental Remedies.  The Parties shall enter into good faith negotiations, and shall attempt to agree on the existence of the Environmental Defects, the Remediation Values and the appropriate resolution thereof.  The following remedies shall apply with respect to any Environmental Defects:

(i)            Prior to Closing, Seller shall have the right, but not the obligation, to remediate any Environmental Defects asserted in the Environmental Defect Notice, at Seller’s sole cost and expense, to Buyer’s reasonable satisfaction.

(ii)           Either party shall have the right (but not the obligation) to withdraw from the purchase and sale under this Agreement the Properties affected by such Environmental Defects, and such Properties shall be deemed to be Withdrawn Properties hereunder.  At the Closing: (A) Seller shall except and reserve the Withdrawn Properties from the Assignments and (B) the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of the Withdrawn Properties.  Each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties.  In the event Buyer and Seller are unable to agree upon an appropriate Remediation Value reasonably attributable to such Environmental Defect and neither Party has decided to withdraw the applicable Properties from the purchase and sale under this Agreement, Sections 8(d)(iii) and (iv) shall apply.

(iii)          The Remediation Value resulting from an Environmental Defect shall be determined as follows:

(A)                              the Remediation Value shall not exceed the reasonable cost attributable to the response required that addresses the applicable Environmental Defect to the extent required by applicable Environmental Laws (considered as a whole), taking into consideration any material negative impact such response may have on the operations of the relevant Properties and any potential material additional costs or liabilities that may likely arise as a result of such response;

(B)                                the Remediation Value with respect to an Environmental Defect shall be determined without duplication of any costs or losses included in another Environmental Defect, Remediation Value or Casualty Loss hereunder;

(C)                                notwithstanding anything to the contrary in this Article 8:

(1)                                  an individual claim for an Environmental Defect for which a claim notice is given prior to Buyer’s Notice Date shall only generate an adjustment to the Initial Purchase Price if the Remediation Value with respect thereto exceeds Fifty Thousand Dollars ($50,000), provided that in the event an Environmental Defect affects multiple Oil and Gas Properties, the total Remediation Value for all affected Oil and Gas Properties shall be used for purposes of determining whether an individual claim exceeds the threshold provided in this 8(d)(iii)(C)(1); and

(2)                                  there shall be no adjustment to the Initial Purchase Price for Environmental Defects unless and until the aggregate amount of Remediation Values which would generate an adjustment to the Initial Purchase Price pursuant to Section 8(d)(iii)(C)(1) exceeds Seven Hundred and Fifty Thousand Dollars ($750,000), and then only to the extent that such aggregate amount exceeds Seven Hundred and Fifty Thousand Dollars ($750,000); and

(D)                               notwithstanding the foregoing, no reduction shall be made in the Initial Purchase Price (and no affected Property shall constitute a Withdrawn Property) with respect to any Environmental Defect for which Seller, at its election on or before the Closing Date (or, with respect to any Environmental Defects or Remediation Values that are disputed, the date on which the environmental arbitrator finally determines the same pursuant to Section 20(i)), executes and delivers to Buyer a written indemnity agreement, in form reasonably satisfactory to Buyer, pursuant to which Seller agrees to fully, unconditionally, and irrevocably indemnify, defend and hold harmless Buyer and its successors and assigns from any and all costs, losses, or obligations arising out of, or resulting from, such Environmental Defect.

(iv)                              Buyer may waive the Environmental Defect in which case the Purchase Price shall not be reduced, and Seller shall have no further liability for such Environmental Defect.

(e)                                  Dispute Resolution.  To the extent that Seller and Buyer are unable to agree upon any Environmental Defects or Remediation Values on or before the Closing Date, the resolution of such dispute shall be handled in accordance with Section 6(b); provided, however, that, notwithstanding anything in this Agreement to the contrary, any arbitrator in respect of such a dispute shall be a reputable environmental consultant or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties and shall not have performed professional services as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.

(f)                                    Post-Closing Remediation.  Seller shall have the right, but not the obligation, to remediate any Environmental Defects affecting any of the Withdrawn Properties, at Seller’s sole cost and expense, on or before the Post-Closing Date.  Seller shall, as promptly as is reasonably practicable, deliver to Buyer written notice of such remediation along with pertinent information reasonably necessary to document such remediation, which shall be reasonably acceptable to Buyer.  If any such Environmental Defect has been remediated, Seller shall have the right, but not the obligation, to cause Buyer to purchase from Seller such cured Withdrawn Properties for their Allocated Value (including any applicable adjustments pursuant to Section 3(d)) by written notice delivered to Buyer on or before ten (10) days after the later to occur of the Post-Closing Date or the date on which the Environmental Arbitrator finally determines the applicable disputed Environmental Defects and Remediation Values.  In addition, if any such Environmental Defect has been cured, Buyer shall have the right, but not the obligation, to cause Seller to sell to Buyer such cured Withdrawn Properties for their Allocated

Value (including any applicable adjustments pursuant to Section 3(d)) by written notice delivered to Seller on or before ten (10) days after the later to occur of the Post-Closing Date or the date on which an environmental arbitrator finally determines the applicable disputed Environmental Defects and Remediation Values pursuant to Section 20(i).  Simultaneously with the receipt by Buyer of an executed and acknowledged recordable assignment (substantially in the form of the Assignment) covering such cured Withdrawn Properties, Buyer shall pay to Seller an amount equal to the Allocated Value of such cured Withdrawn Properties, together with any applicable adjustments pursuant to Section 3(d).  The election by Seller to cure one or more such alleged Environmental Defects shall not affect the Remediation Values used to determine the payment to be made at Closing, or the rights of the Parties, pursuant to Section 8(e).  Seller’s election to remediate an alleged Environmental Defect (or withdraw the applicable Property) shall not constitute a waiver of any of the rights of Seller pursuant to this Article 8, including Seller’s right to dispute the existence, nature, or value of such Environmental Defect.  Any dispute relating to whether and to what extent an Environmental Defect has been cured shall be resolved as set forth in Section 8(e), except that any such matter shall be submitted to an environmental arbitrator pursuant to Section 20(i) on or before ten (10) Business Days after the Post-Closing Date.  Any prior or concurrent determination by an environmental arbitrator pursuant to Section 20(i) with respect to Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to cure pursuant to this Section 8(e) shall be binding on the Parties with respect to such Environmental Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

(g)                                 Exclusive Remedy; Limitation on Applicability.  Except for any Environmental Defects or other environmental deficiencies that constitute a breach of Seller’s representations and warranties under Article 4, THIS ARTICLE 8 SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY AGAINST SELLER FOR ENVIRONMENTAL DEFECTS OR OTHER DEFICIENCIES IN THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, AND BUYER WAIVES, RELEASES AND DISCLAIMS ALL CLAIMS AND REMEDIES WHICH IT MIGHT NOW OR SUBSEQUENTLY HAVE AGAINST SELLER ARISING IN CONNECTION WITH OR RELATED TO THE SAME, WHETHER KNOWN OR UNKNOWN.

9.                                       Casualty Loss.

(a)                                  Risk of Loss.  Without limiting the terms of Section 1(c), Article 16, or the exclusions from the definition of the term “Material Adverse Effect,” Buyer shall assume all risk of loss with respect to: (i) changes in commodities prices, credit markets, and other market factors or conditions; (ii) changes in production characteristics including production declines, depletion, watering out, collapsed casing, sand infiltration, seismic activity or other similar adverse changes, provided that the Properties are operated by Seller in the ordinary course of business, consistent with prior practice and in compliance with applicable Law; and (iii) normal wear and tear.

(b)                                 Casualty Loss.  If, after the date of this Agreement, but prior to the Closing, a portion of the Properties are destroyed by fire or other casualty (excluding normal wear and tear, and changes in production characteristics), or if a portion of the Properties is taken or threatened to be taken in condemnation or under the right of eminent domain (collectively, a “Casualty Event”), Seller shall promptly deliver to Buyer written notice of such Casualty Event with reasonable detail of the nature of such Casualty Event, and Seller’s good faith proposal for the appropriate corrective action with respect thereto including any environmental remediation required pursuant to applicable Environmental Laws.  For purposes of this Section, the “Casualty Loss” shall be equal to the lesser of the cost of such appropriate corrective action, and the Allocated Value of the Properties affected by such Casualty Event.

(c)                                  Casualty Remedies.  Seller shall have the right, but not the obligation, to elect to remedy any Casualty Loss prior to the Closing.  If Seller elects to remedy such Casualty Loss prior to the Closing, Seller shall repair or replace any property damaged, destroyed or taken by such Casualty Event with property of a similar nature and kind reasonably acceptable to Buyer.  If such Casualty Event results in any Environmental Defect, such remedy by Seller hereunder shall include remediation of such Environmental Defect to Buyer’s reasonable satisfaction.  If Seller remedies such Casualty Loss prior to the Closing to the reasonable satisfaction of Buyer, there shall be no adjustment to the Purchase Price.  Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Event without the prior written consent of Buyer.  If the Closing occurs with respect to any of the Properties affected by a Casualty Event, Seller shall assign to Buyer the proceeds of any insurance coverage or condemnation award attributable to such affected Properties.  Notwithstanding anything to the contrary herein, the Parties may mutually agree to withdraw from the purchase and sale hereunder any of the Properties affected by such Casualty Event, and such Properties shall be deemed to be Withdrawn Properties hereunder.  At the Closing: (i) Seller shall except and reserve the Withdrawn Properties from the Assignments and (ii) the Purchase Price for the remaining Properties shall be reduced by the Allocated Value of the Withdrawn Properties.  Each Party hereby disclaims, waives and releases any and all Claims against the other Party arising in connection with or related to such Withdrawn Properties.  If Seller does not remedy a Casualty Loss prior to the Closing to the reasonable satisfaction of Buyer, and the affected Properties are not withdrawn from the purchase and sale hereunder, the Purchase Price shall be reduced by Casualty Loss, less the proceeds of any insurance coverage or condemnation award attributable to such affected Properties received by Buyer.

(d)                                 Post-Closing Remedies.  Seller shall have the right, but not the obligation, to remedy any Casualty Loss affecting any of the Withdrawn Properties, at Seller’s sole cost and expense, on or before the Post-Closing Date.  Seller shall promptly deliver to Buyer written notice of such remedy along with pertinent information reasonably necessary to document such remedy.  Such remedy shall be reasonably acceptable to Buyer.  Seller shall have the right, but not the obligation, to cause Buyer to purchase from Seller such remedied Withdrawn Properties for their Allocated Value (including any applicable adjustments pursuant to Section 3(d)) by written notice delivered to Buyer on or before ten (10) days after the later to occur of the Post-Closing Date and the date on which any disputes between the Parties relating to the a Casualty Loss is finally resolved pursuant to Section 9(e).  In addition, Buyer shall have the right, but not the obligation, to cause Seller to sell to Buyer such remedied Withdrawn Properties for their Allocated Value (including any applicable adjustments pursuant to Section 3(d)) by written notice delivered to Seller on or before the later to occur of the Post-Closing Date and the date on which any disputes between the Parties relating to the a Casualty Loss is finally resolved pursuant to Section 9(e).  Simultaneously with the receipt by Buyer of an executed and acknowledged recordable assignment (substantially in the form of the Assignment) covering such remedied Withdrawn Properties, Buyer shall pay to Seller an amount equal to the Allocated Value of such remedied Withdrawn Properties (including any applicable adjustments pursuant to Section 3(d)).  Seller’s election to remedy an alleged Casualty Loss (or Buyer’s election to withdraw any applicable Property) shall not constitute a waiver of any of the rights of Seller or Buyer pursuant to Articles 8 or 9, including Seller’s right to dispute the existence, nature, or value of such Casualty Loss.  Any dispute relating to whether and to what extent a Casualty Loss has been remedied shall be resolved as set forth in Section 9(e), except that any such matter shall be submitted to an arbitrator pursuant to Section 20(i) on or before ten (10) Business Days after the Post-Closing Date.  Any prior or concurrent determination by an arbitrator pursuant to Section 20(i) with respect to Casualty Losses or Environmental Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to cure pursuant to this Section 9(d) shall be binding on the Parties with respect to such Casualty Loss (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

(e)                                  Casualty Disputes.  The Parties may submit to binding arbitration pursuant to Section 20(i) below any dispute with respect to the existence of a Casualty Event, the Casualty Loss, and the appropriate resolution thereof; provided, however, that, notwithstanding anything in this Agreement to the contrary, the arbitrator shall be a licensed petroleum engineer with a minimum of ten (10) years of experience in the oil and gas industry and shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.

10.                                 Preferential Rights and Consents.  All preferential rights to purchase that relate to any Properties and that would be applicable to the transactions contemplated hereby are set forth at Schedule 4(g) of the Disclosure Schedule (collectively, the “Preferential Rights”).  All required consents to assignment that relate to any Properties and that would be applicable to the transactions contemplated hereby are set forth at Schedule 4(g) of the Disclosure Schedule (collectively, the “Consents”).  Seller shall mail all required notices with respect to the Preferential Rights and Consents promptly after the execution of this Agreement but in no event later than five (5) Business Days after execution of this Agreement by the Parties.  Seller shall use its commercially reasonable efforts in good faith to obtain waivers of Preferential Rights and Consents.  If a party from whom a waiver of a Preferential Right is requested refuses to give such waiver, Seller will tender to such party the required interest in the Properties, and to the extent that such Preferential Right is exercised by such party, and such interest in the Properties is actually sold to such party so exercising such right, the Allocated Value of the affected Properties will be excluded from the transactions contemplated hereby, such Properties shall be deemed Withdrawn Properties hereunder, and the Purchase Price will be adjusted downward by the Allocated Value of the respective Properties.  Except as expressly waived in writing by Buyer, if by Closing, (a) the time frame for the exercise of a Preferential Right has not expired and Seller has not received notice of an intent not to exercise or a waiver of the Preferential Right, (b) a third party exercises its Preferential Right to purchase, but fails to consummate the purchase of the applicable Properties prior to the Closing or (c) Seller is unable to obtain any Consent, then Seller shall retain the affected Properties, which shall be deemed Withdrawn Properties, and the Allocated Value of the respective Properties will be excluded from the transactions contemplated hereby.  Properties excluded by the foregoing clauses (a), (b) or (c)

shall be conveyed to Buyer if Seller obtains the applicable waiver of Preferential Right or Consent prior to the Post-Closing Date, and, in turn, Buyer shall pay Seller the Allocated Value of such Properties.

11.                                 Conditions Precedent to the Obligations of Seller to Close.  The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in Seller’s sole discretion) before or at the Closing, of each of the following conditions:

(a)                                  Representations, Warranties, Covenants and Agreements.  The representations and warranties by Buyer and Parent set forth in Article 5 shall be true and correct in all material respects at and as of the Closing, except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date (provided, however, the truth or correctness of a representation or warranty shall be determined without regard to any qualification as to “materiality,” “in all respects,” “Material Adverse Effect,” or similar qualification); and Buyer and Parent shall have performed and complied with, in all material respects, all covenants and agreements set forth in this Agreement required to be performed and satisfied by Buyer and Parent at or prior to the Closing.

(b)                                 No Litigation.  There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement (other than by Seller or any of Seller’s Affiliates) or seeking substantial damages against Seller in connection therewith.

(c)                                  Governmental Approvals.  All material consents and approvals of any Governmental Authority required for the transfer of the Properties from Seller to Buyer as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)                                 Purchase Price Adjustments.  The net sum of all downward adjustments to the Purchase Price made or reasonably alleged pursuant to Section 3(d)(iii) shall be less than twenty percent (20%) of the Initial Purchase Price.

(e)                                  No Request to Suspend Disposition of Parent Consideration Shares. At the time of Closing, Seller shall not have received a request from Parent that Seller suspend the disposition of the Parent Consideration Shares.

(f)                                    Closing Obligations.  Buyer and Parent shall contemporaneously perform their closing obligations under Section 13 below.

12.                                 Conditions Precedent to the Obligations of Buyer and Parent to Close.  The obligations of Buyer and Parent to be performed at the Closing are subject to the fulfillment (or waiver by Buyer and Parent in Buyer’s and Parent’s sole discretion) before or at the Closing, of each of the following conditions:

(a)                                  Representations, Warranties, Covenants and Agreements.  The representations and warranties by Seller set forth in Article 4 shall be true and correct in all material respects at and as of the Closing, except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date (provided, however, the truth or correctness of a representation or warranty shall be determined without regard to any qualification as to “materiality,” “in all respects,” “Material Adverse Effect,” or similar qualification); and Seller shall have performed and complied with, in all material respects, all covenants and agreements set forth in this Agreement required to be performed and satisfied by Seller at or prior to the Closing.

(b)                                 No Litigation.  There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement (other than by Buyer, Parent or any of Buyer’s or Parent’s Affiliates) or seeking substantial damages against Buyer or Parent in connection therewith.

(c)                                  Governmental Approvals.  All material consents and approvals of any Governmental Authority required for the transfer of the Properties from Seller to Buyer as contemplated under this Agreement, except consents and approvals of assignments by Governmental Authorities that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)                                 Defect and Casualty Loss Adjustments.  The net sum of all downward adjustments to the Purchase Price made or reasonably alleged pursuant to Section 3(d)(iii) shall be less than twenty percent (20%) of the Initial Purchase Price.

(e)                                  Closing Obligations.  Seller shall contemporaneously perform its closing obligations under Section 13 below.

(f)                                    Independent Accountant’s Opinion.  The Independent Accountant shall have rendered a Favorable Opinion.

13.           Closing.

(a)                                  Closing Time and Place.  The purchase and sale of the Properties pursuant to this Agreement shall be consummated at a closing (the “Closing”), to be held at the offices of Bracewell & Giuliani LLP in Houston, Texas, on or before July 1, 2011 (the “Target Closing Date”), or if all conditions in Articles 11 and 12 to be satisfied prior to the Closing have not been satisfied or waived by the Target Closing Date, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 18, or on such other date agreed to by the Parties.  The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

(b)                                 Closing Deliverables.  At the Closing, the following events shall occur, each event under the control of one Party being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

(i)                                     Assignment.  Seller and Buyer shall execute, acknowledge and deliver to the other Party an assignment, conveyance and bill of sale of the Properties, excepting and reserving unto Seller the Excluded Properties, in the form of Exhibit G hereto, in sufficient counterparts for recordation (the “Assignment”).  The Assignment shall contain a special warranty of title against liens, encumbrances and defects of title arising by, through or under Seller, but not otherwise, subject to the Permitted Encumbrances and reference the survival of the representations and warranties of Seller set forth in Section 4 of this Agreement.  Each of the Assignments shall contain an express assumption by Buyer pursuant to which Buyer shall assume and agree to be bound by all of the terms and conditions of the Leases, the Surface Rights and the Contracts.

(ii)                                  Governmental Assignments.  Each Party shall execute, notarize and deliver assignments in form required by any Governmental Authority for the assignment of any Properties controlled by such Governmental Authority in sufficient duplicate originals to allow recording and filing in all appropriate offices.

(iii)                               Closing Statement.  Buyer and Seller shall deliver the executed Closing Statement.

(iv)                              Delivery of Consideration.  Unless Buyer and Seller have not reached an agreement, despite good faith efforts, regarding the preliminary adjustments under Section 6(b), and the sum of the aggregate absolute dollar amounts of such disputed items exceeds Five Hundred Thousand Dollars ($500,000) (in which case, Closing shall be delayed until such dispute is resolved), at Closing, Buyer shall deliver to Seller the Preliminary Amount less the Aggregate Stock Consideration Value in immediately available funds by wire transfer to an account designated by Seller and Parent shall deliver to Seller the Parent Consideration Shares.  Provided however, that if Closing is delayed pursuant to this Section 13(b)(iv), the date upon which the Parties right to terminate this Agreement becomes effective, as provided in Section 18(a)(ii)(A), shall also be delayed until 10 Business Days after the final resolution of any such dispute.

(v)                                 Purchasers of Production.  On or before the Closing, Seller will disclose to Buyer the identity of all purchasers of production from the Properties.  Seller and Buyer shall execute and deliver division orders, change of operator forms, transfer orders or letters in lieu thereof prepared by Seller, subject to Buyer’s approval, directing all purchasers of the Production from the Properties to make payment of proceeds attributable to such Production occurring on or after the Effective Date to Buyer and containing a customary indemnity from Seller and Buyer in favor of such purchaser of Production.

(vi)                              Certificate of Non-Foreign Status.  Buyer shall have received a certificate of non-foreign status in the form attached as Exhibit H, executed and delivered by Seller pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(vii)                           Transition Services Agreement.  Parent and Seller shall have entered into a transition services agreement in a form mutually agreed to by the Parties.

(viii)                        Officer’s Certificate.  Seller shall have delivered a certificate executed by an executive officer of Seller dated the Closing Date certifying that the conditions set forth in Section 12 have been fulfilled, and Buyer shall have delivered a certificate executed by an executive officer of Buyer dated the Closing Date certifying that the conditions set forth in Section 11 have been fulfilled.

(ix)                                Evidence of Bonding.  Buyer shall deliver to Seller reasonable evidence of any Replacement Bonds, pursuant to Section 6(d)(ii).

(x)                                   Assumption of Operations.  The Parties shall execute and deliver any other forms required by any Governmental Authority relating to the assignments of the Properties and relating to the assumption of operations by Buyer, where applicable.

(xi)                                Additional Documents.  The Parties shall execute, acknowledge and deliver any other instruments of transfer reasonably requested by either Party to complete the conveyance of the Properties as provided hereunder, including, without limitation, counterpart forms of transfer and assignment required by any Governmental Authority.

14.           Post-Closing Covenants.

(a)                                  Recording and Sales Tax.  Buyer shall, as soon as practicable, record counterparts of the Assignments in the appropriate offices of the state and counties in which the lands covered by such instrument are located.  Buyer shall deliver promptly to Seller true and accurate photocopies of the Assignments with the recording information thereon on or before thirty (30) days after recordation.  Buyer shall promptly pay to the appropriate Governmental Authority all recording, filing, stamp, registration, documentary, real property transfer and other similar taxes and fees incurred or imposed in connection with this Agreement and the transactions contemplated hereby (collectively, the “Recording Costs”).  Buyer shall, as soon as practicable after Closing, make all filings with any applicable Governmental Authorities as may be required to properly assign and transfer the Properties controlled by such Governmental Authority from Seller to Buyer and, where applicable, evidence the assumption of operations with respect thereto by Buyer.

(b)                                 Records.  As soon as reasonably practicable after the Closing, Seller shall deliver to Buyer, at Seller’s address or at such other place as any of same may be kept, the Records, at Seller’s sole cost and expense.

(c)                                  Assumption.  From and after the Closing, Buyer shall assume the Assumed Obligations.  Subject to the right of Buyer to be indemnified by Seller pursuant to Section 16 hereof for any misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement, following the Closing, Buyer shall assume and be responsible for (i) obligations, duties and liabilities relating to the Leases, the Wells, the Equipment, the Surface Rights, the Contracts, and the Permits and (ii) the condition of the Land on, prior to or after the Effective Date (including, without limitation, all obligations, duties and liabilities to properly plug and abandon, or replug and re-abandon, wells located on the Land, to restore the surface of the Land and to comply with, or to bring the Properties into compliance with, Environmental Laws, including conducting any remediation activities that may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before, on or after the Effective Date.

(d)                                 Rule 424(b) Prospectus Filing.  Provided that Seller has delivered in writing to Parent such information reasonably requested by Parent in writing in respect of the registration of the Parent Consideration Shares for resale under the Securities Act, including the signed Selling Shareholder Questionnaire, then, immediately following the Closing, Parent shall (i) file with the SEC a prospectus pursuant to Rule 424(b) under the Securities Act (the “Prospectus”) to qualify the Parent Consideration Shares for resale under the Securities Act; and (ii) have the Parent Consideration Shares approved for listing on the NYSE Amex, LLC.

(e)                                  Final Accounting Settlement.  On or before the later to occur of one hundred twenty (120) days after Closing or the date on which all disputes pursuant to Sections 7(e), 8(e) and 9(e) have been finally resolved, Buyer and Seller shall review any additional information which may then be available pertaining to the Purchase Price adjustments provided for under this Agreement, shall determine if any additional adjustments should be made beyond those made at Closing (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in the adjustments made at Closing).  Any such additional adjustments so determined shall be set forth in a statement signed by Buyer and Seller, and Buyer and Seller shall make any such adjustments by appropriate payments from Seller to Buyer or from Buyer to Seller.  To the extent that Seller and Buyer are unable to agree upon any adjustments on or before thirty (30) days after the date set forth above, all matters in dispute (other than disputes described in Sections 7(e), 8(e) and 9(e)) shall be exclusively and finally resolved by arbitration pursuant to Section 20(i); provided, however, that, notwithstanding anything in this Agreement to the contrary, the arbitrator shall be a nationally-recognized independent accounting firm or consulting firm and shall not have worked as an auditor or consultant for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.

(f)                                    Replacement of Bonds, Letters of Credit and Guarantees.  The Parties understand that none of the bonds, supplemental bonds, Third Person indemnities, letters of credit, and guarantees, if any, posted by Seller or any Affiliate thereof with or for the benefit of any Governmental Authority or Third Person and relating to the Properties will be transferred to Buyer or Parent. As promptly as practicable after Closing, and to the extent not required to be replaced prior to Closing, Buyer shall cause, effective as of the Closing Date, the cancellation or return to Seller of the Bonds.

(g)                                 Name Change.  As promptly as practicable, but in any event within one hundred twenty (120) days after the Closing Date, Buyer shall eliminate the written name “Ursa” and variants thereof from the Properties, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or make written use of trade names belonging to Seller or any of its Affiliates.  Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from such cessation of use and any resulting notification or approval requirements.

15.           Operations.  Seller shall use commercially reasonable efforts in good faith to assist Buyer with becoming the successor operator of the Properties; provided, however, that Buyer shall reimburse Seller for any payments Seller is required to make for the benefit of any Third Person with respect to the same.  Buyer shall promptly file all appropriate forms and declarations or bonds with any applicable Governmental Authorities necessary for Buyer to assume operations hereunder. For greater clarity, for all of the Oil and Gas Properties operated by Seller in which Buyer (or Buyer’s designee) is elected successor operator, Seller shall execute and deliver, or cause Seller’s affiliates to execute and deliver, to Buyer on the Closing Date (or such date as Buyer and Seller may otherwise agree), and Buyer shall promptly file, the appropriate forms with the applicable regulatory agency transferring operatorship of such Oil and Gas Properties to Buyer.

16.           Indemnities.

(a)                                  Indemnification Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Claims” shall mean any and all claims, demands, complaints, causes of action, suits, actions, judgments, damages, awards, fines, penalties, recoveries, settlements, appeals, duties, obligations, liabilities, losses, debts, costs and expenses (including court costs, expert witness fees and reasonable attorneys’ fees); provided, however, that “Claims” shall not include any adjustment for taxes that may be assessed on payments or for tax benefits received by a Person entitled to indemnification as a consequence of any Claims.

(ii)                                  “Indemnifying Person” means the Party having an obligation to indemnify the other Party with respect to a Claim pursuant to this Article 16.

(iii)                               “Indemnified Person” means a Party having the right to be indemnified by the other Party with respect to a Claim pursuant to this Article 16.

(b)                                 Seller’s Indemnification.  Subject to the monetary limitation in Section 16(e)(i) below and the time limitation in Section 16(f) below, Seller shall indemnify, defend and hold harmless Buyer and Parent, and Buyer’s and Parent’s Affiliates, investment bankers, brokers, accountants, attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (“Buyer Group”), from and against any and all Claims incurred or suffered by Buyer Group:

(i)                                     caused by, arising out of, or resulting from, the Excluded Obligations;

(ii)                                  caused by, arising out of, or resulting from, Seller’s breach of Seller’s covenants or agreements under this Agreement; or

(iii)                               caused by, arising out of, or resulting from any breach of any representation or warranty made by Seller contained in Article 4, or in the certificate delivered at Closing pursuant to Section 13(b)(viii).

(c)                                  Buyer’s and Parent’s Indemnification.  Buyer and Parent shall, jointly and severally, indemnify, defend and hold harmless Seller, and Seller’s Affiliates, investment bankers, brokers, accountants, attorneys, successors and assigns, and their respective officers, directors, shareholders, managers, members, partners, employees, agents and representatives (collectively, “Seller Group”), from and against any and all Claims:

(i)                                     caused by or arising out of, or resulting from, the Assumed Obligations, including the enumerated items in Section 14(c);

(ii)                                  caused by, arising out of, or resulting from, breach of Buyer’s covenants or agreements under this Agreement;

(iii)                               attributable to a breach by Buyer or Parent, of their respective representations or warranties in Article 5; or

(iv)                              by a Third Person caused by the Prospectus or the Parent’s registration statement filed with the SEC covering the Parent Consideration Shares.

(d)                                 Monetary Damages.  Other than with respect to Sections 8(b) (with respect to the confidentiality provisions therein), 18(b), 20(i)(with respect to specific performance) and 20(k) (with respect to the confidentiality provisions therein), Seller, Buyer and Parent acknowledge and agree that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for any and all Claims of breach of representation, warranty or covenant contained herein, or for any other Claims arising in connection with or with respect to the transactions contemplated by this Agreement.  As the payment of money shall be adequate compensation, Buyer, Parent and Seller hereby waive, disclaim and release any and all rights to rescind this Agreement or any of the transactions contemplated hereby after the Closing.

(e)                                  Monetary Limitation.

(i)                                     Seller shall not be obligated to indemnify Buyer or Parent for any individual Claim pursuant to Section 16(b) above except and until the amount of such Claim exceeds Fifty Thousand Dollars ($50,000); provided, however, that, for purposes of calculating the value of any Claim, an event or related series of events affecting any one Oil and Gas Property, or more than one Oil and Gas Property, shall be deemed to be a single Claim (the “Individual Claim Threshold”).  The Parties acknowledge and agree that it is the intent of the Parties that this Individual Claim Threshold shall be a threshold, and Seller’s indemnity pursuant to Section 16(b) above shall only cover Claims that exceed the Individual Claim Threshold.  Without limiting the foregoing, Seller shall not be obligated to indemnify Buyer or Parent for any Claims which exceed the Individual Claim Threshold unless and until the aggregate of all such Claims with respect to which Seller admits (or it is otherwise finally determined) that Seller has an obligation to indemnify Buyer pursuant to the terms of Section 16(b) exceeds Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Claim Deductible”), and then only to the extent such

Claims exceed the Claim Deductible.  Notwithstanding anything to the contrary, Buyer’s right to indemnification by Seller pursuant to Section 16(b) above shall be limited to and shall not exceed twenty-five percent (25%) of the Initial Purchase Price (the “Monetary Limitation”).  The Individual Claim Threshold, the Claim Deductible and the Monetary Limitation shall not apply to any Claims by Buyer arising from (A) Seller’s intentional or willful misrepresentation of a material fact contained in this Agreement, the exhibits and schedules hereto, or the Records which misrepresentation constitutes intentional fraud pursuant to applicable Law; (B) breaches of the representations and warranties of Seller in Sections 4(a), 4(b), 4(c), 4(t), 4(v),4(w), or 4(x) and the corresponding representations, warranties, and affirmations given in the certificate delivered by Seller at Closing pursuant to Section 13(b)(viii) or Seller’s obligations under the special warranty of title in the Assignments (the calculation of loss resulting from any such breach or inaccuracy of any representation or warranty shall be determined without regard to any qualification as to “materiality,” “in all respects,” “Material Adverse Effect,” or similar qualification).

(ii)                                  The Parties shall submit to binding arbitration pursuant to Section 20(i) below all disputes regarding the validity and amount of any Claims for indemnification hereunder, and the proper resolution thereof.

(f)                                    Time Limitation.

(i)                                     The representations and warranties, covenants and agreements of the Seller in Article 4 (excluding Sections 4(a), 4(b), 4(c), 4(t), 4(u), 4(v), 4(w) and 4(x), which representations shall survive Closing indefinitely) and Article 6, and the corresponding representations, warranties, and affirmations given in the certificate delivered by the Seller at Closing pursuant to Section 13(b)(viii) shall survive Closing for a period of twelve (12) months.  The representations and warranties, covenants and agreements of the Buyer and Parent in Article 5, and Article 6, and the corresponding representations, warranties, and affirmations given in the certificate delivered by the Buyer at Closing pursuant to Section 13(b)(viii) shall survive Closing indefinitely.  Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration as provided herein, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration date.

(ii)                                  The indemnification provided by Seller in Section 16(b) shall survive the Closing for a period of twelve (12) Months from the Closing Date except for Seller’s indemnity in 16(b)(iii) with respect to the representations which shall survive indefinitely under 16(f)(i) which indemnity shall survive indefinitely.  To the extent any indemnity by Seller doesn’t survive indefinitely, any Claims for indemnification hereunder by Buyer or Parent shall be made by written notice delivered to Seller on or before the end of the twelve (12) month period provided in this Section 16(f)(ii) (which shall be referred to herein as the “Indemnity Deadline”).  The indemnification provided by Buyer and Parent in Section 16(c) shall survive the Closing indefinitely and any Claims for indemnification hereunder by Seller shall be made by written notice delivered to Buyer or Parent.

(iii)                               Notwithstanding anything to the contrary, no Claims for indemnification hereunder may be brought after the Indemnity Deadline of the applicable indemnity obligation; provided, however, for any Claims asserted in good faith for indemnification for which the indemnified Party has delivered to other Party a written notice asserting such Claim on or before the applicable Indemnity Deadline, such indemnification obligation under this Article 16 shall remain in full force and effect with respect to such Claim until the final resolution of such Claims.  The time limitation in this Section 16(f) shall not apply to any Claims by Buyer or Parent arising from Seller’s intentional or willful misrepresentation of a material fact contained in this Agreement, the exhibits and schedules hereto, or the Records which misrepresentation constitutes intentional fraud pursuant to applicable Law.

(g)                                 Indemnification Procedure.

(i)                                     To make a claim for indemnification under Sections 16(b) or 16(c), an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Person against the Indemnified Person (a “Third Person Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim shall not relieve the Indemnifying Person of its obligations under Sections 16(b) or 16(c), except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise prejudices the Indemnifying Person’s ability to defend against the Claim.  In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(ii)                                  In the case of a claim for indemnification based upon a Third Person Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Person Claim under this Article 16.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be deemed to have denied that is obligated to provide such indemnification hereunder.  The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.

(iii)                               If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Person Claim.  The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Person Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person).  The Indemnified Person may participate in, but not control, any defense or settlement of any Third Person Claim controlled by the Indemnifying Person.

(iv)                              No Indemnified Person shall settle, compromise or take any other action with respect to any Third Person Claims which may prejudice or otherwise have a material adverse effect on the ability of the Indemnifying Party to defend, compromise or settle such Third Person Claims, provided that the thirty (30) day period set forth in Section 16(g)(ii) for the Indemnifying Party to admit or deny its obligation to provide indemnification has expired and the Indemnifying Party is actively defending such Third Person Claim.  If the Indemnifying Person has not yet admitted its obligation to indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its obligation for indemnification with respect to such Third Person Claim and (B) if its obligation is so admitted, assume the defense of the Third Person Claim, including the power to reject the proposed settlement.  If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing and assumed the defense of the Third Person Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

(v)                                 If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Person Claim, then the Indemnified Person shall have the right to defend against the Third Person Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof.

(h)                                 Mitigation.  A Party entitled to indemnification hereunder, or in connection with the transactions contemplated by this Agreement, shall use such Party’s reasonable efforts in good faith to mitigate all Claims promptly upon such Party’s knowledge of any event or circumstance which may reasonably be expected to give rise to any Claims indemnifiable or recoverable hereunder or in connection herewith.

(i)                                     Waiver.  Neither Party shall have any obligation or liability under this Agreement, or in connection with the transactions contemplated by this Agreement, for any breach, default or noncompliance with respect to any representation, warranty or covenant contained in this Agreement if such breach, default or noncompliance shall have been expressly waived by the other Party prior to the Closing.

(j)                                     Exclusive Remedy.  If the Closing occurs, except as otherwise provided in Sections 7(f), 8(f), and 9(d), Seller’s, Buyer’s and Parent’s sole and exclusive remedy against each other with respect to the Assumed Obligations and the Excluded Obligations and breaches of the representations, warranties, covenants, and agreements of the Parties contained in Articles 4, 5, and 6 (excluding the indemnification and waiver provisions in Section 6(a), which shall be separately enforceable by Seller pursuant to whatever rights and remedies are available to it outside of this Article 16) and the affirmations of such representations, warranties, covenants, agreements, and affirmations contained in the certificates delivered by each Party at Closing pursuant to Sections 13(b)(viii) shall be pursuant to the indemnification provisions of this Section 16 only, and if no such right of indemnification is expressly provided, then each Party shall be deemed to have disclaimed, waived and released any and all rights and remedies, at Law or in equity, against the other Party for any such Claims, including any right of contribution, under any and all applicable Law.

(k)                                  Tax Treatment of Indemnities.  Unless otherwise required by applicable Law, each of the Parties shall report any payments made pursuant to this Article 16 as an adjustment to the Purchase Price for U.S. federal income tax purposes and applicable state income tax purposes.

17.           Disclaimer.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE ENTITLED TO CLAIM OR RECOVER FROM THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS, RELEASES AND WAIVES ANY CLAIMS, AGAINST THE OTHER PARTY FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES (INCLUDING LOST SALES, INCOME, PROFIT, REVENUE, PRODUCTION, RESERVES OR OPPORTUNITY), EXCEPT WITH RESPECT TO INDEMNIFICATION OF THIRD PERSON CLAIMS IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT.

18.           Termination and Remedies.

(a)                                  Termination.  This Agreement, and the transactions contemplated hereby, may be terminated at any time prior to the Closing:

(i)                                     By mutual written consent of Seller, Buyer and Parent; or

(ii)                                  By either Seller or Buyer, if (A) subject to Section 13(b)(iv), the Closing shall not have occurred on or before August 1, 2011; provided, however, that the right to terminate this Agreement pursuant to this Section 18(a)(ii)(A) shall not be available to any Party whose material breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of Closing to occur on or before such date); or (B) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting Closing and such order, decree, ruling or other action shall have become final and nonappealable.

(b)                                 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 18(a), written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and all continuing obligations of the Parties under this Agreement will terminate except that the agreements contained in Section 6(a) (solely with respect to the waiver and indemnification therein) and Articles 18, 19 and 20 shall survive the termination hereof.  In lieu of exercising its right to termination provided in Section 18(a), a Party entitled to terminate this Agreement under the terms herein shall also have the option to elect specific performance of the terms of this Agreement (plus the recovery of all costs and expenses, including reasonable attorneys fees, incurred in enforcing such right of specific performance).  If this Agreement is terminated, the Parties shall be entitled to pursue all remedies available at law or in equity.

19.                                 Notices.  All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by telecopier or e-mail (in either case, with receipt acknowledged), or by registered or certified mail (postage prepaid), at the following addresses:

If to Buyer or Parent:

Kodiak Oil & Gas (USA) Inc.

1625 Broadway, Suite 250

Denver, Colorado 80202

Telephone: (303) 592-8032

Facsimile: (303) 592-8071

E-mail: MNMurray@kodiakog.com

Attention: Michael N. Murray

With a copy to:

Dorsey & Whitney LLP

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, WA 98104-7043

Telephone: (206) 903-8800

Facsimile: (206) 903-8820

E-mail: jones.randal@dorsey.com; luebeck.lisa@dorsey.com

Attention: Randal R. Jones; Lisa M. Luebeck

If to Seller:

Ursa Resources Group LLC

602 Sawyer Street, Suite 710

Houston, Texas 77007

Telephone:  (713) 456-3001

Facsimile:  (713) 456-3020

E-mail:  msteele@ursaresources.com

Attention:  Matthew B. Steele

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: William D. Gutermuth

Telephone: (713) 221-1316

Facsimile: (713) 221-2114

E-mail: william.gutermuth@bgllp.com

and shall be considered delivered on the date of receipt.  Either Buyer, Parent or Seller may specify any other address within the continental limits of the United States by giving notice to the other Party, in the manner provided in this Section 19, at least ten (10) days prior to the effective date of such change of address.

20.                                 Miscellaneous.

(a)                                  Exhibits.  All exhibits and schedules attached to this Agreement are hereby incorporated by reference herein and made a part hereof for all purposes as if set forth in their entirety herein.  The schedule numbers used in this Agreement refer to the corresponding sections of the Agreement to which such schedule relates.

(b)                                 Integration.  This Agreement and the exhibits and schedules hereto constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede and replace any and all prior negotiations, discussions, understandings and agreements, whether oral or written, relating to such subject matter.

(c)                                  Amendments; Waivers.  This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by a written document signed by the Party against whom enforcement of amendment or waiver is sought and specifically identified in such document as an amendment or waiver.

(d)                                 No Assignment.  Except in accordance with Section 20(n) below, a Party shall not assign, or contract to assign, any of its rights, interests, obligations or duties under this Agreement without the prior written consent of the other Party.  Any attempted assignment in breach of this provision shall be null and void.

(e)                                  Binding Effect.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns.

(f)                                    Third Parties.  Except for indemnified Persons or entities described in Sections 6(a) or Article 16, this Agreement shall not confer any rights, benefits or remedies to any Person or entity not a Party hereto.  Each of the Indemnified Persons described in Section 6(a) and Article 16 shall be a third party beneficiary with respect to Section 6(a) and Article 16.

(g)                                 No Merger; Survival.  Except as set forth to the contrary herein, the terms of this Agreement shall survive the Closing and the delivery of the Assignments, and none of the provisions of this Agreement shall be deemed to have merged with any assignment or other instrument hereafter executed.

(h)                                 Expenses and Fees.  Except as otherwise expressly set forth in this Agreement, each Party shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including legal fees.

(i)                                     Arbitration.

(i)                                     Any dispute arising out of or relating in any way to this Agreement shall be determined by binding arbitration hereunder.  Arbitration shall be commenced by either Party delivering to the other Party written notice (the “Arbitration Demand”) which shall set forth in reasonable detail the basis of the dispute.  The Parties shall use their reasonable efforts in good faith to agree upon a single arbitrator, who shall be a neutral, disinterested party, who has never been an officer, director, employee or attorney of any of the Parties, or any of their affiliates, who has not less than ten (10) years experience in the oil and gas industry, and who has a formal financial, accounting, petroleum engineering or legal education.  If the Parties are unable to agree upon a mutually acceptable arbitrator on or before thirty (30) days after receipt of the Arbitration Demand, then each Party shall select their own arbitrator on or before forty-five (45) days after receipt of the Arbitration Demand, and the two arbitrators so selected shall select a third arbitrator on or before sixty (60) days after receipt of the Arbitration Demand.  The hearing shall be commenced on or before sixty (60) days after the selection of the arbitrators.

(ii)                                  The arbitration shall take place at a location that is mutually acceptable to Buyer and/or Parent on the one hand, and Seller on the other, and shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association then in effect.  The question of arbitrability shall be governed by the Federal Arbitration Act.  The Parties and the arbitrators shall proceed diligently and in good faith so that the arbitration award shall be entered on or before sixty (60) days after the arbitration hearing.

(iii)                               The arbitrator(s) shall have the discretion (but not the obligation) to award costs incurred by a prevailing Party in connection with the arbitration, including reasonable attorneys’ fees, expert fees, and out-of-pocket costs associated with the arbitration, from the opposing Party, except that Buyer shall pay for the expenses incurred by its designated arbitrator, Seller shall pay for the expenses incurred by their designated arbitrator, and the costs of the third, neutral arbitrator shall be borne as to one-half by Buyer and as to the other half by Seller.  The arbitrator(s) may, to the extent permitted by Law and this Agreement, grant specific performance as a remedy for any breach of a Party’s covenant under this Agreement.  The Party against whom the award has been made will pay or otherwise satisfy the award in accordance with the terms of the award.  Any laws allowing or providing for judicial review de novo of such arbitration are hereby waived, and the award of the arbitrator or arbitrators will be final, binding and not subject to de novo review.  Nothing herein will prevent either Party from filing an action to obtain emergency relief and/or prejudgment writs in any court of competent jurisdiction located in Houston, Texas.  Either Party may apply to any court of competent jurisdiction to enforce any arbitration award hereunder.

(j)                                     Governing Law.  This Agreement, and all Claims arising in connection with or related hereto, or the negotiation, execution or performance hereof (whether in contract or tort), shall be governed by and construed in accordance with the Law of the State of Texas (excluding choice of law provisions), except with respect to real property matters to the extent that such matters are mandatorily governed by the Law of the State of North Dakota.

(k)                                  Confidentiality; Press Releases.

(i)                                     Until Closing, the Parties shall continue to be bound by Section 3 of that certain letter of intent between the Parties dated April 12, 2011 (the “LOI”).  Notwithstanding the foregoing, upon execution of this Agreement and again upon Closing, Buyer, Parent and Seller shall have the right to issue individual press releases that are mutually acceptable, each Party acting reasonably, with respect to this Agreement and the transactions contemplated hereby.

(ii)                                  Seller shall maintain the confidentiality of, and not disclose, information relating to the Properties, this Agreement and the transactions contemplated hereby, except for any such information that is publicly disclosed by Parent; provided, however, that Seller shall have the right to make disclosures it reasonably believes are required by Law, provided further, that Seller shall use commercially reasonable efforts to provide Buyer and Parent with reasonable notice thereof in advance of any disclosure.

(iii)                               If Closing does not occur, the Parties agree to be bound by Section 3 of the LOI for a period of twelve (12) months following the date of this Agreement.

(iv)                              Neither Buyer nor Parent shall disclose the name of Seller in any press release issued by Buyer or Parent without the consent of Seller.  In no event shall the name of any of Seller’s Affiliates be disclosed in any manner.

(v)                                 Notwithstanding the foregoing, Parent shall have the right to make required filings and disclosures with respect to this Agreement and the transactions contemplated hereby as required by Law, the SEC and applicable stock exchanges.

(l)                                     Interpretation.  For purposes of interpreting the provisions of this Agreement, the Parties acknowledge and agree that: (i) this Agreement is the result of negotiations between Buyer, Parent and Seller, and their respective counsel; (ii) Buyer, Parent and Seller are deemed to have equal bargaining power and position; (iii) the Parties are deemed to have drafted this Agreement jointly; and (iv) the rule of construction that ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation or construction of this Agreement.

(m)                               Headings.  The headings of the articles and sections of this Agreement and any listing of its contents are for guidance and convenience of reference only, and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

(n)                                 Like-Kind Exchanges.  Seller and Buyer consent to each of the other Party’s assignment of its rights under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g) (4) of the Treasury Regulations promulgated under the Code), if any, or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37, 2000-2 C.B. 308), if any, in connection with effectuation of a like-kind exchange within the meaning of Section 1031 of the Code.  However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder shall not release Seller or Buyer from, or modify, any of their respective duties, obligations and liabilities (including indemnity obligations) to each other under this Agreement.  If any Party intends to effectuate a like-kind exchange in connection with the transactions contemplated herein, such Party shall notify the other Parties of such intent, and each Party agrees to reasonably cooperate with the other to attempt to structure the transaction as a like-kind exchange, provided that (i) the Closing shall not be delayed and (ii) the Party requesting such cooperation shall indemnify the other Party against any reasonable additional costs or liabilities directly incurred by the non-requesting Party as a result of an assignment or request for cooperation under this Section 20(n).

(o)                                 Timing.  With respect to the dates set forth in this Agreement, time is of the essence.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

(p)                                 Further Assurances.  After the Closing, Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

(q)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.

(r)                                    Electronic Signatures.  Buyer and Seller hereby agree that this Agreement may be executed with electronic signatures, and that such electronic signatures shall be valid and binding on the Parties.

(s)                                  Construction.  Unless the context requires otherwise:  (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural, and vice-versa; (ii) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (iv) references to Sections refer to Sections of this Agreement; (v) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (vi) references to Exhibits or Schedules refer to the Exhibits or Schedules attached to this Agreement; (vii) references to Laws refer to such applicable Laws as they may be amended from time to time and references to particular provisions of an applicable Law include any corresponding provisions of any succeeding Law (provided that, with respect to the representations and warranties in Articles 4 and 5, and the affirmations of such representations and warranties in the certificates to be delivered pursuant to Section 13(b)(viii), any such references refer only to Laws as in effect at the time such representation or warranty is made and at the time of Closing); (viii) the term “include”, “includes “, “including” or words of like import shall be deemed to be followed by the words “without limitation”; (ix) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (x) references to money refer to legal currency of the United States of America; and (xi) references to “days” are to calendar days.

(t)                                    Obligations of Buyer and Parent.

(i)                                     Notwithstanding anything to the contrary herein, the obligations of either Buyer or Parent to Seller pursuant to this Agreement and the transactions contemplated hereby shall be jointly and severally owed by Buyer and Parent, and, without limiting the foregoing, with respect to Seller, each of Buyer and Parent shall be primarily responsible for the performance, or failure to perform, of the other.

(ii)                                  Unless expressly provided to the contrary herein, all notices and responses to be delivered, and other actions to be taken hereunder by Buyer or Parent, shall be given or taken, as applicable, by Buyer, and Parent hereby ratifies and affirms such actions, and agrees that Seller’s reliance thereon shall be valid and binding upon Parent.

(u)                                 Definitions.

When used in this Agreement, the following terms shall have the following meanings:

“Accounts Payable” means all amounts owing by a Person for goods received by or services rendered to such Person.

“Adjustment Period” has the meaning set forth in Section 3(d)(ii)(A).

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

“Aggregate Stock Consideration Value” means an amount equal to 2,500,000 multiplied by the Share Price, rounded up to the nearest whole dollar.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Allocated Value(s)” has the meaning set forth in Section 3(b).

“Arbitration Demand” has the meaning set forth in Section 20(i).

“Assignment” has the meaning set forth in Section 13(b)(i).

“Assumed Obligations” has the meaning set forth in Section 1(c).

“Base Financial Statements” means the historical financial statements in respect of the Properties required to be filed by Parent pursuant to Regulation S-X of the Securities Act, or, in lieu thereof, an alternate set of financial statements with respect to which Parent notifies Seller that the SEC has determined to permit Parent to file.

“Bonds” has the meaning set forth in Section 4(j).

“Business Day” means any day other than a Saturday or Sunday or a day on which the banking institutions in the State of New York are authorized by Law to close.

“Buyer” has the meaning set forth in the first paragraph hereof.

“Buyer Group” has the meaning set forth in Section 16(b).

“Buyer’s Notice Date” has the meaning set forth in Section 7(c).

“Cash Consideration” has the meaning set forth in Section 2(b).

“Casualty Event” has the meaning set forth in Section 9(b).

“Casualty Loss” has the meaning set forth in Section 9(b).

“Claim Deductible” has the meaning set forth in Section 16(e)(i).

“Claim Notice” has the meaning set forth in Section 16(g)(i).

“Claims” has the meaning set forth in Section 16(a)(i).

“Closing” has the meaning set forth in Section 13(a).

“Closing Date” has the meaning set forth in Section 13(a).

“Closing Date Imbalances” has the meaning set forth in Section 1(a)(v).

“Closing Statement” has the meaning set forth in Section 6(b).

“Code” has the meaning set forth in Section 3(c)(i).

“Consents” has the meaning set forth in Section 10.

“Contracts” has the meaning set forth in Section 1(a)(vii).

“Debt” means, all obligations for payment of borrowed money, including obligations for payment of principal, interest and penalties.

“Defensible Title” has the meaning set forth in Section 7(a)(i).

“Disclosure Schedule” means the Disclosure Schedule attached hereto as Appendix II.

“Effective Date” has the meaning set forth in Section 3(a).

“Environmental Defect” has the meaning set forth in Section 8(a)(i).

“Environmental Defect Notice” has the meaning set forth in Section 8(c).

“Environmental Laws” has the meaning set forth in Section 8(a)(ii).

“Environmental Matters” has the meaning set forth in Section 8(b).

“Environmental Response” has the meaning set forth in Section 8(d).

“Equipment” has the meaning set forth in Section 1(a)(iii).

“Excluded Obligations” has the meaning set forth in Section 1(d).

“Excluded Properties” has the meaning set forth in Section 1(b).

“Favorable Opinion” means (a) if Parent is required under applicable Law to have the Base Financial Statements reviewed by an independent accountant, the completion of the review of the Base Financial Statements by the Independent Accountant to the satisfaction of the Independent Accountant in accordance with applicable Law and/or (b) if Parent is required under applicable Law to have the Base Financial Statements audited by an independent accountant, the issuance of an unqualified opinion by the Independent Accountant in respect of the Base Financial Statements acceptable to the applicable Governmental Authorities.

“GAAP” means generally accepted accounting principles in the United States of America from time to time.

“Governmental Authority” means any national, regional, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government that has jurisdiction over any Party or any of its respective business or assets.

“Indemnified Person” has the meaning set forth in Section 16(a)(iii).

“Indemnifying Person” has the meaning set forth in Section 16(a)(ii).

“Independent Accountant” means PricewaterhouseCoopers, LLP or any other nationally-recognized accounting firm appointed by Seller and approved by Parent to conduct the review and/or audit of the Base Financial Statements in accordance with applicable United States securities Laws, including the rules and regulations of the SEC.

“Indemnity Deadline” has the meaning set forth in Section 16(f).

“Individual Claim Threshold” has the meaning set forth in Section 16(e)(i).

“Initial Purchase Price” has the meaning set forth in Section 2.

“Inspection Request” has the meaning set forth in Section 8(b).

“knowledge” means (a) with respect to Seller, the actual knowledge of Matthew Steele, Tim McGhee, Bruce Larsen and any employee of Seller who has primary responsibility for a business function of Seller and (b) with respect to Buyer, the actual knowledge of an executive officer of Buyer; provided, however, that any such person shall not have any duty of inquiry nor shall such person be deemed to have knowledge of any fact of which they do not have actual knowledge.

“Land(s)” has the meaning set forth in Section 1(a)(i).

“Law” shall mean any and all law, rule, regulation, statute, ordinance, order, judgment, decree, writ, injunction or decree of any Governmental Authority including federal, state, local and tribal authorities.

“Leases” has the meaning set forth in Section 1(a)(i).

“LOI” has the meaning set forth in Section 20(k).

“Material Adverse Effect” means any change, circumstance, effect, event or fact that has a material and adverse effect on the Properties, taken as a whole; provided, however, that no loss, liability, change, circumstance, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such loss, liability, change, circumstance, effect, event or fact results from or arises out of (a) a general deterioration in the economy or changes in hydrocarbon prices or other changes affecting the oil and gas industry generally; (b) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other civil unrest, calamity or crisis, including acts of terrorism; (c) the announcement or pendency of the transactions contemplated by this Agreement; (d) changes in Laws or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to the issuance of, any licenses, permits, easements, or approvals, and increased costs relating to the foregoing (including Laws relating to hydraulic fracturing and the adoption of a new tax or the change in rate of an existing tax); or (e) effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to Article 18.

“Material Agreement” means any Contract (a) that has a value of Fifty Thousand Dollars ($50,000), (b) that can reasonably be expected to result in revenues per fiscal year in excess of Fifty Thousand Dollars ($50,000) or expenditures per fiscal year in excess of Fifty Thousand Dollars ($50,000) or (c) with an Affiliate of Seller.

“Monetary Limitation” has the meaning set forth in Section 16(e)(i).

“Net Mineral Acres” has the meaning set forth in Section 7(a)(ii).

“Net Revenue Interest” has the meaning set forth in Section 7(a)(iii).

“NORM” has the meaning set forth in Section 8(a)(iii).

“Oil and Gas Properties” has the meaning set forth in Section 1(a)(ii).

“Parent” has the meaning set forth in the first paragraph hereof.

“Parent Common Stock” has the meaning set forth in the recitals hereto.

“Parent Consideration Shares” has the meaning set forth in Section 2.

“Parent SEC Reports” has the meaning set forth in Section 5(b)(iv).

“Party” and “Parties” have the meanings set forth in the first paragraph hereof.

“Permits” has the meaning set forth in Section 1(a)(viii).

“Permitted Encumbrances” has the meaning set forth in Section 7(b).

“Pending Expenditures” means outstanding authorities for expenditure or other commitments to make capital expenditures that are binding in respect of the Oil and Gas Properties (other than matters disclosed pursuant to Section 4(q), and that Seller reasonably anticipates will require expenditures in excess of Fifty Thousand Dollars (US $50,000.00) per item.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.

“Post-Closing Date” has the meaning set forth in Section 7(f).

“Post-Effective Date Period” has the meaning set forth in Section 3(c)(ii).

“Pre-Effective Date Period” has the meaning set forth in Section 3(c)(ii).

“Preferential Rights” has the meaning set forth in Section 10.

“Preliminary Amount” has the meaning set forth in Section 6(b).

“Production” has the meaning set forth in Section 1(a)(iv).

“Production Taxes” has the meaning set forth in Section 1(a)(x).

“Properties” has the meaning set forth in Section 1(a).

“Property Costs” means all operating expenses (including costs of rentals, shut-in payments, and Production Taxes attributable to production of hydrocarbons from the Oil and Gas Properties, but excluding Seller’s other taxes) and capital expenditures (including bonuses, broker fees, and other Lease acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Properties in the ordinary course of business (expressly excluding any title examination and curative actions by Seller under Sections 7(d) and 7(f)), all overhead charges under applicable operating agreements (regardless of whether such operating agreements are with Third Parties or related entities and regardless of whether Seller or an Affiliate of Seller is the operator or a non-operator), all other overhead charges actually charged by Third Parties, and, where Seller or an Affiliate of Seller is the operator of a well and there is no operating agreement, overhead at the rate of $6,500 per well per month, in the case of a well with respect to which drilling (including site preparation and horizontal drilling operations on lands other than the applicable drillsite intended to result in drilling operations on the applicable drillsite), reworking, completion, recompletion, fracturing, or other such operations, or in all other cases, $650.00 per well per month (prorated, in each case, for any period less than one month and proportionately reduced to Seller’s working interest in any such well).

“Property Taxes” has the meaning set forth in Section 1(a)(x).

“Prospectus” has the meaning set forth in Section 14(d)

“Purchase Price” has the meaning set forth in Section 2.

“Qualified Exchange Accommodation Titleholder” has the meaning set forth in Section 20(n).

“Qualified Intermediary” has the meaning set forth in Section 20(n).

“Recording Costs” has the meaning set forth in Section 14(a).

“Records” have the meaning set forth in Section 1(a)(x).

“Remediation Value” has the meaning set forth in Section 8(a)(iv).

“Replacement Bonds” has the meaning set forth in Section 6(d)(ii).

“Rig Contract” means the IADC Rig Contract dated January 5, 2011 between Seller, as Operator and Unit Drilling Company, as Contractor for rig number 123.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Exchange Act” means the United States Securities Act of 1934, as amended.

“Seller” has the meaning set forth in the first paragraph hereof.

“Seller Group” has the meaning set forth in Section 16(c).

“Selling Shareholder Questionnaire” has the meaning set forth in Section 6(c)(ii).

“Share Price” means the value equal to the volume weighted average closing price of one share of Parent Common Stock as reported by the NYSE Amex LLC for the five (5) Trading Days prior to the date of Closing; provided, however, that in the event the foregoing calculation results in a Share Price that is less than $5.00, the Share Price shall be $5.00, and in the event the foregoing calculation results in a Share Price that is greater than $10.00, the Share Price shall be $10.00.

“Straddle Period” has the meaning set forth in Section 3(c)(ii).

“Surface Rights” has the meaning set forth in Section 1(a)(vi).

“Suspense Amount” has the meaning set forth in Section 1(c)(iii).

“Third Person” means a Person other than Seller, Buyer, Parent and any of their respective Affiliates.

“Third Person Claim” has the meaning set forth in Section 16(g)(i).

“Title Benefit” has the meaning set forth in Section 7(a)(iv).

“Title Benefit Value” has the meaning set forth in Section 7(a)(v).

“Title Defect” has the meaning set forth in Section 7(a)(vi).

“Title Defect Notice” has the meaning set forth in Section 7(c).

“Title Defect Value” has the meaning set forth in Section 7(a)(vii).

“Trading Day” means any day on which shares of Parent Common Stock are traded on the NYSE Amex LLC.

“Wells” has the meaning set forth in Section 1(a)(ii).

“Withdrawn Properties” means the Properties withdrawn pursuant to Sections 6(a)(i), 6(c)(i)(C), 7(d), 8(d) and 9(c) and Article 10.

“Working Interest” has the meaning set forth in Section 7(a)(viii).

[SIGNATURE PAGE FOLLOWS]

EXECUTED on the date first set forth above, to be effective for all purposes as of the Effective Date.

SELLER:

URSA RESOURCES GROUP LLC

By:	/s/ Matthew B. Steele
Name:	Matthew Steele
Title:	President

BUYER:

KODIAK OIL & GAS (USA) INC.

By:	/s/ Lynn A. Peterson
Name:	Lynn A. Peterson
Title:	President & CEO

PARENT:

KODIAK OIL & GAS CORP.

By:	/s/ Lynn A. Peterson
Name:	Lynn A. Peterson
Title:	President & CEO

[Signature Page to Purchase and Sale Agreement]